As filed with the Securities and Exchange Commission on January 14, 2011
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
TPG Specialty Lending, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-3380000

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 3300, Fort Worth, TX	76102

(Address of Principal Executive Offices)	(Zip Code)
(817) 871-4000
(Registrant’s telephone number, including area code)
with copies to:

Ronald Cami, Esq. TPG Capital, L.P. 301 Commerce Street Suite 3300 Fort Worth, TX 76102 (817) 871-4000	Michael L. Ryan, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000	Steven B. Boehm, Esq. Sutherland Asbill & Brennan LLP 1275 Pennsylvania Ave, NW Washington, DC 20004-2415 (202) 383-0100
Securities to be registered pursuant to Section 12(b) of the Act:
None
Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.01 per share
(Title of class)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one)
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

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EXPLANATORY NOTE
     TPG Specialty Lending, Inc. is filing this registration statement on Form 10 (the “Registration Statement”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), on a voluntary basis to permit it to file an election to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended (the “1940 Act”), to provide current public information to the investment community and to comply with applicable requirements for the quotation or listing of its securities on a national securities exchange or other public trading market. In this Registration Statement, the “Company,” “TSL,” “we,” “us,” and “our” refer to TPG Specialty Lending, Inc., unless otherwise specified.
     Once this Registration Statement has been deemed effective, we will be subject to the requirements of Section 13(a) of the 1934 Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the 1934 Act applicable to issuers filing registration statements pursuant to Section 12(g) of the 1934 Act.
     Concurrently with the effectiveness of this Registration Statement, we will file an election to be regulated as a BDC under the 1940 Act. Upon filing of such election, we will become subject to the 1940 Act requirements applicable to BDCs.
FORWARD-LOOKING STATEMENTS
     This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and are difficult to predict, that could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation:
•	an economic downturn, or a continuation or worsening of the current global recession, could impair our portfolio companies’ abilities to continue to operate, which could lead to the loss of some or all of our investments in such portfolio companies;

•	such an economic downturn could disproportionately impact the companies which we intend to target for investment, potentially causing us to experience a decrease in investment opportunities and diminished demand for capital from these companies;

•	such an economic downturn could also impact availability and pricing of our financing;

•	an inability to access the equity markets could impair our ability to raise capital and our investment activities; and

•	the risks, uncertainties and other factors we identify in the section entitled “Risk Factors” and elsewhere in this Registration Statement and in our filings with the Securities Exchange Commissions (the “SEC”).
     Although we believe that the assumptions on which these forward-looking statements are based are reasonable, some of those assumptions are based on the work of third parties and any of those assumptions could prove to be inaccurate; as a result, the forward-looking statements based on those assumptions also could prove to be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this

Registration Statement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Item 1A. Risk Factors” and elsewhere in this Registration Statement. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. We do not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.
Item 1. Business
(a) General Development of Business
     We were formed on July 21, 2010 as a corporation under the laws of the State of Delaware. We expect to conduct private offerings (the “Private Offering”) of our common shares to investors in reliance on exemptions from the registration requirements of the U.S. Securities Act of 1933, as amended (the “1933 Act”). At the closing of any Private Offering, each investor will make a capital commitment to purchase shares of our common stock pursuant to a subscription agreement entered into with the Company. Investors will be required to fund drawdowns to purchase shares of the Company’s common stock up to the amount of their respective capital commitments on an as-needed basis with a minimum of 10 business days’ prior notice to the investors. See “Item 1(c). Description of Business—The Private Offering.” We anticipate commencing our loan origination and investment activities contemporaneously with the initial closing of the Private Offering, which is expected to occur in the first quarter of 2011 (the “Closing”).
     Concurrently with the effectiveness of this Registration Statement, we intend to file with the SEC an election to be treated as a BDC under the 1940 Act. We also intend to elect to be treated for U.S. federal income tax purposes as a regulated investment company, or a RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). As a BDC and a RIC, we are required to comply with certain regulatory requirements. See “Item 1(c). Description of Business—Regulation as a Public Business Development Company” and “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Consequences.”
(b) Financial Information about Industry Segments
     Our operations comprise only a single reportable segment. See “Item 2. Financial Information.”
(c) Description of Business
General
     We are a specialty finance investment company. Our primary focus is to generate current income and capital appreciation through direct investments in senior secured loans, mezzanine loans and, to a lesser extent, equity securities of eligible portfolio companies (i.e., U.S. domiciled, middle-market issuers). By “middle-market issuers,” we mean companies that have annual earnings before interest, income taxes, depreciation and amortization (EBITDA), which we believe is a useful proxy for cash flow, of $10 million to $250 million. We may on occasion invest in larger or smaller companies. We also may invest up to 30% of our portfolio opportunistically in non-eligible portfolio companies.
     Our business model is focused primarily on the direct origination of loans to middle-market companies. We expect to generate returns through a combination of contractual interest payments on debt investments, equity appreciation (through options, warrants, conversion rights or direct equity investments) and origination and similar fees. Our primary focus is to generate current income and capital appreciation through these direct investments. We can offer no assurances that we will achieve our investment objective.
     We expect our capital will be used to support organic growth, acquisitions, market or product expansion and/or recapitalizations. Over time, as we build our portfolio, we expect no single investment to be larger than 10% of our available capital base. The debt in which we invest typically will not be initially rated by any rating agency, but if such investments were rated, it is likely they would be below investment grade. We expect most of our investments to be floating-rate in nature, which we believe will help act as a portfolio-wide hedge against inflation.

     Because we intend to be a BDC, and we intend to qualify as a RIC under the Code, our portfolio will be subject to diversification and other requirements. See “—Certain U.S. Federal Income Tax Consequences.”
     We may borrow money from time to time within the levels permitted by the 1940 Act (which generally allows us to incur leverage for up to one-half of our assets). In determining whether to borrow money, we will analyze the maturity, covenant package and rate structure of the proposed borrowings as well as the risks of such borrowings compared to our investment outlook. The use of borrowed funds or the proceeds of preferred stock offerings to make investments would have its own specific set of benefits and risks, and all of the costs of borrowing funds or issuing preferred stock would be borne by holders of our common stock. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We may borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.”
     The Investment Adviser
     TSL Advisers, LLC, a Delaware limited liability company (the “Adviser”) and an affiliate of TPG Capital, L.P. (“TPG”), will act as our investment adviser. The Adviser will register with the SEC as a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). We expect that the Adviser will source and manage our portfolio through a team of investment professionals (the “Investment Team”), led by Co-Chief Investment Officers Alan Waxman and Joshua Easterly, who have substantial experience in credit origination. Mr. Waxman was the co-founder of the Goldman Sachs Specialty Lending Group (“GSSLG”) and Mr. Easterly is the former co-head of GSSLG. Our investments will also be made in coordination with an investment review committee (the “Investment Review Committee”) that includes senior partners of TPG.
     The Adviser is affiliated with TPG, one of the largest diversified alternative investment firms in the world, with total assets under management of approximately $48.3 billion as of September 30, 2010. Management of the Adviser will be centered in TPG Opportunities Partners, L.P. (“TOP”), formed in 2009 as TPG’s distressed and special situations platform. Along with Messrs. Waxman and Easterly, TOP has a team of over 20 dedicated professionals and collectively brings extensive experience in the credit markets and special situations investing. See “Item 7. Certain Relationships and Related Transactions, and Director Independence.”
     The Board of Directors
     Our board of directors (the “Board”) will have ultimate authority as to our investments, but we expect it will delegate authority to the Adviser to select and monitor our investments, subject to the supervision of the Board. Pursuant to our amended and restated certificate of incorporation, which we anticipate will have been adopted prior to the Closing (the “Amended and Restated Certificate of Incorporation”), the Board will initially consist of five members. A majority of the Board will at all times consist of directors who are not “interested persons” of the Company, of the Adviser or of any of their respective affiliates, as defined in the 1940 Act (the “Independent Directors”).
     Advisory Agreement; Administration Agreement; License Agreement
     We will enter into an Advisory Agreement with our Adviser, which we refer to as the “Advisory Agreement,” under which the Adviser will:
•	determine the composition of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing such changes;

•	identify, evaluate and negotiate the structure of the investments we make (including performing due diligence on our prospective portfolio companies);

•	determine the assets we will originate, purchase, retain or sell;

•	close, monitor and administer the investments we make, including the exercise of any rights in our capacity as a lender; and

•	provide us such other investment advice, research and related services as we may, from time to time, require.
     The Adviser’s services under the Advisory Agreement are not exclusive, and it is free to furnish similar or other services to others so long as its services to us are not impaired.
     Under the terms of the Advisory Agreement, we will pay the Adviser a base management fee (the “Management Fee”) and may also pay to it incentive fees (each, an “Incentive Fee”). The Management Fee will be payable quarterly in arrears as of the last day of the quarter to which it relates at an annual rate of 1.5% of the average of the Company’s total gross assets as of the end of that quarter and the immediately preceding quarter. For each of the first two calendar quarters of the Company’s operations, the Management Fee will be calculated based on the Company’s total gross assets at the end of such calendar quarter. Prior to any initial public offering of the Company’s common stock (an “IPO”), the Adviser will waive its right to receive a portion of the Management Fee. The fee waiver will terminate if and when an IPO becomes effective.
     The Incentive Fee will consist of two components:
     (i) Following an IPO, the first component of the Incentive Fee will equal 100% of the excess (if any) of pre-Incentive Fee net investment income over a 1.5% quarterly (6% annualized) hurdle rate, until the Adviser has received 17.5% of total net investment income for that quarter, and 17.5% of all remaining pre-Incentive Fee net investment income for that quarter. No Incentive Fee will be payable under this component for any quarter in which pre-Incentive Fee net investment income does not exceed the hurdle rate for that quarter. Prior to an IPO, the first component of the Incentive Fee payable by the Company will be subject to a reduced rate.
     “Pre-Incentive Fee net investment income” means dividends (whether or not reinvested), interest and fee income less operating expenses, calculated on an accrual basis.
     (ii) Following an IPO, the second component, payable at the end of each fiscal year in arrears, will equal a percentage, which we refer to as the “Weighted Percentage,” of the cumulative capital gains from the inception of the Company to the end of such fiscal year, minus the aggregate amount of any previously paid capital gain Incentive Fees for prior periods; but in no event will be less than zero. The Weighted Percentage will be calculated at the end of each fiscal year of the Company that occurs following an IPO and is intended to ensure that the portion of the Company’s capital gains that accrued following an IPO will be subject to an incentive fee rate of 17.5% and the portion of the Company’s capital gains that accrued prior to an IPO will be subject to a reduced rate. The Weighted Percentage will be calculated in the manner set forth in the Advisory Agreement, the form of which is filed as Exhibit 10.1 of this Registration Statement. Prior to an IPO, the second component of the Incentive Fee payable by the Company will be subject to a reduced rate.
“Cumulative capital gains” means, on any relevant date, cumulative realized capital gains, less the sum of (a) realized capital losses and (b) unrealized capital depreciation on investments, in each case as of such date.
     Our Board will monitor the mix and performance of our investments over time and will seek to satisfy itself that the Adviser is acting in our interests and that our fee structure appropriately incentivizes the Adviser to do so.
     We will also enter into an Administration Agreement with our Adviser, which we refer to as the “Administration Agreement,” under which the Adviser will provide administrative services to us. These services will include providing office space to us, providing us with equipment and office services, maintaining our financial records, preparing reports to our stockholders and reports filed with the SEC, and managing the payment of our expenses and the performance of administrative and professional services rendered to us by others. We will reimburse the Adviser for reasonable costs and expenses incurred by the Adviser in providing these services, facilities and personnel, as provided by the Administration Agreement. We will also reimburse the Adviser for the allocable portion of the compensation paid by the Adviser (or its affiliates) to the Company’s chief compliance officer and chief financial officer (based on the percentage of time such individuals devote, on an estimated basis, to the business and affairs of the Company). See “Fees and Expenses.” In addition, the Adviser is permitted to delegate its duties under the Administration Agreement to affiliates or third parties and we will reimburse the expenses of these parties incurred and paid by the Adviser on our behalf.
     We anticipate that both the Advisory Agreement and the Administration Agreement will be approved by our Board prior to or contemporaneously with the Closing. Unless earlier terminated as described below, both the Advisory Agreement and the Administration Agreement will remain in effect for a period of two years from such approval and will remain in effect from year to year thereafter if approved annually by (i) the vote of our Board, or by the vote of a majority of our outstanding voting securities, and (ii) the vote of a majority of our Independent Directors. The Advisory Agreement and the Administration Agreement will automatically terminate in the event of assignment. Both the Advisory Agreement and the Administration Agreement may be terminated by either party without penalty upon not less than 60 days’ written notice to the other. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We will be dependent upon management personnel of the Adviser for our future success.”
     The Adviser will not assume any responsibility to us other than to render the services described in, and on the terms of, the Advisory Agreement and the Administration Agreement, and will not be responsible for any action of our Board in declining to follow the advice or recommendations of the Adviser. Under the terms of the Advisory Agreement and the Administration Agreement, the Adviser (and its members, managers, officers, employees, agents, controlling persons and any other person or entity affiliated with it) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under the Advisory Agreement, the Administration Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services). The Company shall, to the fullest extent permitted by law, provide indemnification and the right to the advancement of expenses, to each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a member, manager, officer, employee, agent, controlling person of the Adviser or any other person or entity affiliated with the Adviser or is or was a member of the Adviser’s Investment Review Committee, on the same general terms set forth in Article VIII of our Amended and Restated Certificate of Incorporation.
     United States federal and state securities laws may impose liability under certain circumstances on persons who act in good faith. Nothing in the Advisory Agreement will constitute a waiver or limitation of any rights that the Company may have under any applicable federal or state securities laws.
     We will also enter into a license agreement (the “License Agreement”) with an affiliate of TPG, pursuant to which we will be granted a non-exclusive license to use the name “TPG.” Under the License Agreement, we will have a right to use the TPG name and logo for so long as the Adviser or one of its affiliates remains our investment adviser. Other than with respect to this limited license, we will have no legal right to the “TPG” name or logo.
     Investment Decision Process
     The Adviser will be responsible for managing our day-to-day business affairs, including implementing investment policies and strategic initiatives set by the Investment Team and managing our portfolio under the general oversight of the Investment Review Committee. The Investment Review Committee will be comprised of senior personnel of TPG, TOP, senior members of the Adviser and certain other persons appointed by the Adviser from time to time. The investment professionals of the Adviser and the Investment Review Committee will be supported by and have access to the investment professionals, analytical capabilities and support personnel of TPG or its affiliates. Some of the officers and employees of the Adviser, including some of its senior officers, will be also employees of TPG. See “Item 7. Certain Relationships and Related Transactions, and Director Independence.”
     The Adviser will keep our Board well informed as to the identity and title of each member of its Investment Review Committee and provide to the Board such other information with respect to such persons and the functioning of the Investment Review Committee and the Investment Team as the Board may from time to time request.

     Portfolio Composition
     Our investments will primarily take the form of senior secured loans with embedded first lien and junior secured risk; standalone senior secured loans that are typically senior on a lien basis to other liabilities in the issuer’s capital structure and have the benefit of a security interest over the assets of the portfolio company; standalone second lien loans (i.e., senior secured loans that are typically senior on a lien basis to other liabilities in the issuer’s capital structure and have the benefit of a security interest over the assets of the borrower, though ranking junior to first lien loans); and mezzanine loans/structured equity. Any of our loans may also include an equity component such as a warrant or profit participation right. In certain instances we will also make direct equity investments, although typically in connection with making an investment in a more senior part of the capital structure.
     Competition
     We will compete for investments with a number of business development companies and other investment funds (including private equity funds and venture capital funds), special purpose acquisition company (“SPAC”) sponsors, investment banks that underwrite initial public offerings, hedge funds that invest in private investments in public equities (“PIPEs”), traditional financial services companies such as commercial banks, and other sources of financing. Many of these entities have greater financial and managerial resources than we do. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act will impose on us as a BDC. For additional information concerning the competitive risks we expect to face, see “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We will operate in a highly competitive market for investment opportunities.”
     Fees and Expenses
     We anticipate that all investment professionals and staff of the Adviser, when and to the extent engaged in providing us investment advisory and management services, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser.
     We will bear all other costs and expenses of our operations, administration and transactions, including, but not limited to, those relating to:
•	our initial organization costs and operating costs incurred prior to the commencement of commercial activities (up to an aggregate of $1,500,000);

•	calculating individual asset values and our net asset value (including the cost and expenses of any independent valuation firms);

•	expenses, including travel expenses, incurred by the Adviser, or members of the Investment Team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing our rights;

•	the costs of the offerings of common shares and other securities, if any;

•	the Management Fee and any Incentive Fee;

•	certain costs and expenses relating to distributions paid on our shares;

•	administration fees payable under our Administration Agreement;

•	debt service and other costs of borrowings or other financing arrangements;

•	the allocated costs incurred by the Adviser in providing managerial assistance to those portfolio companies that request it;

•	amounts payable to third parties relating to, or associated with, making or holding investments;

•	transfer agent and custodial fees;

•	costs of hedging;

•	commissions and other compensation payable to brokers or dealers;

•	taxes;

•	Independent Director fees and expenses;

•	costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation of the foregoing;

•	the costs of any reports, proxy statements or other notices to our stockholders (including printing and mailing costs), the costs of any stockholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

•	our fidelity bond (as described more fully under “Item 1(c). Description of Business—Regulation as a Public Business Development Company,” below);

•	directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	indemnification payments;

•	direct costs and expenses of administration, including audit, accounting, consulting and legal costs; and

•	all other expenses reasonably incurred by us in connection with making investments and administering our business.
     From time to time, the Adviser may pay third-party providers of goods or services. We will subsequently reimburse the Adviser for such amounts paid on our behalf. In addition, we will reimburse the Adviser for the allocable portion of the compensation paid by the Adviser (or its affiliates) to the Company’s chief compliance officer and chief financial officer (based on the percentage of time such individuals devote, on an estimated basis, to the business and affairs of the Company). All of these expenses will ultimately be borne by our shareholders.
     Capital Resources and Borrowings
     We anticipate cash to be generated from the Private Offering and other future offerings of securities (including an IPO), and cash flows from operations, including interest earned from the temporary investment of cash in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. Additionally, we will be permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to our common stock if our asset coverage, as defined in the 1940 Act, is at least equal to 200% immediately after each such issuance. Furthermore, while any indebtedness and senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. In connection with borrowings, our lenders may require us to pledge assets, investor commitments to fund capital calls and/or the proceeds of those capital calls. In addition, the lenders may ask us to comply with positive or negative covenants that could have an effect on our operations.

     Dividend Reinvestment Plan
     We intend to adopt a dividend reinvestment plan, pursuant to which the Company will reinvest all cash dividends declared by the Board on behalf of investors who do not elect to receive their dividends in cash as provided below. As a result, if the Board authorizes, and we declare, a cash dividend or other distribution, then our stockholders who have not opted out of our dividend reinvestment plan will have their cash distributions automatically reinvested in additional shares of our common stock as described below, rather than receiving the cash dividend or other distribution.
     The number of shares to be issued to a stockholder under the dividend reinvestment plan will be determined by dividing the total dollar amount of the distribution payable to such stockholder by (i) prior to an IPO, the net asset value per share of our common stock, as of the last day of our fiscal quarter immediately preceding the date such distribution was declared, or (ii) following an IPO, the market price of our common stock. We intend to use primarily newly issued shares to implement the plan.
     No action will be required on the part of a registered stockholder to have his, her or its cash dividend or other distribution reinvested in shares of our common stock. A registered stockholder will be able to elect to receive an entire cash dividend or other distribution in cash by notifying the Adviser in writing, so that such notice is received by the Adviser no later than 10 days prior to the record date for distributions to the stockholders.
     There will be no brokerage charges or other charges to stockholders who participate in the plan.
     The plan will be terminable by us upon notice in writing mailed to each shareholder of record at least 30 days prior to any record date for the payment of any distribution by us.
     Employees
     We do not currently have any employees and do not expect to have any employees. Services necessary for our business will be provided by individuals who are employees of our Adviser or its affiliates, pursuant to the terms of the Advisory Agreement and the Administration Agreement. Each of our executive officers described under “Item 5. Directors and Executive Officers” will be an employee of our Adviser or its affiliates. Our day-to-day investment operations will be managed by our Adviser. The services necessary for the origination and administration of our investment portfolio will be provided by investment professionals employed by our Adviser or its affiliates. This Investment Team will focus on origination and transaction development and the ongoing monitoring of our investments. In addition, we will reimburse the Adviser for the allocable portion of the compensation paid by the Adviser (or its affiliates) to the Company’s Chief Compliance Officer and Chief Financial Officer (based on the percentage of time such individuals devote, on an estimated basis, to the business and affairs of the Company). See “Item 1(c). Description of Business—General—Advisory Agreement; Administration Agreement; License Agreement.”
The Private Offering
     We expect to enter into separate subscription agreements with a number of investors providing for the private placement of the Company’s common shares pursuant to the Private Offering. Each investor will make a capital commitment to purchase shares of our common stock pursuant to the subscription agreement. Investors will be required to make capital contributions to purchase shares of the Company’s common stock each time the Company delivers a drawdown notice, which will be delivered at least 10 business days prior to the required funding date, in an aggregate amount not to exceed their respective capital commitments. All purchases will generally be made pro rata in accordance with the investors’ capital commitments, at a per-share price equal to the net asset value per share of the Company’s common stock as of the close of the last quarter preceding the drawdown date. Upon the earlier to occur of an IPO of the Company’s common stock that results in an unaffiliated public float of at least $75 million (a “Qualified IPO”), and the fourth anniversary of the Closing (the “Commitment Period”), investors will be released from any further obligation to purchase additional shares, subject to certain exceptions contained in the subscription agreement. Prior to a Qualified IPO, no investor who participated in the Private

Offering will be permitted to sell, assign, transfer or otherwise dispose of its shares or capital commitment unless the Adviser provides its prior written consent and the transfer is otherwise made in accordance with applicable law.
     While the Company expects each subscription agreement to reflect the terms and conditions summarized in the preceding paragraph, the Company reserves the right to enter into subscription agreements that contain terms and conditions not found in the subscription agreements entered into with other investors, subject to applicable law. For example, we anticipate entering into a subscription agreement with one of our founding investors that would permit such investor to nominate a representative to serve as a director on the Company’s Board. Pursuant to this subscription agreement, the Adviser will be required to cause a representative of the investor to be nominated for election as a director of the Company at each annual meeting of the Company’s shareholders during which a representative of the investor does not already serve on our Board, subject to applicable law. Furthermore, for so long as the investor’s representative continues to serve as a director of the Company, the Adviser will be required to cause the investor’s representative to be appointed to the Board’s IPO committee. During any period in which the investor’s representative does not serve on the Board, the Company will generally be required to invite a representative of the investor to attend meetings of the Board and the Board’s IPO committee in a nonvoting observer capacity.
Regulation as a Public Business Development Company
     We intend to be regulated as a BDC under the 1940 Act. The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates or underwriters. In addition, a BDC must be organized in the United States for the purpose of investing in or lending to primarily private companies and making significant managerial assistance available to them. A BDC may use capital provided by public stockholders and from other sources to make long-term, private investments in businesses.
     As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. A majority of our directors must be persons who are not “interested persons,” as that term is defined in the 1940 Act. Additionally, we are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a BDC, we are prohibited from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. As a BDC, we are also required to meet a coverage ratio of the value of total assets to total senior securities, which include all of our borrowings and any preferred stock we may issue in the future, of at least 200%.
     We may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC unless authorized by vote of a majority of the outstanding voting securities, as required by the 1940 Act. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company. We do not anticipate any substantial change in the nature of our business.
     We may invest up to 100% of our assets in securities acquired directly from, or loans originated directly to, issuers in privately-negotiated transactions. We do not intend to acquire securities issued by any investment company that exceed the limits imposed by the 1940 Act. Under these limits, except for registered money market funds, the Company generally cannot acquire more than 3% of the voting stock of any investment company, invest more than 5% of the value of our total assets in the securities of one investment company or invest more than 10% of the value of our total assets in the securities of investment companies in the aggregate. The portion of our portfolio invested in securities issued by investment companies may subject our stockholders to additional expenses. Our investment portfolio is also subject to diversification requirements by virtue of our status as a RIC for U.S. tax purposes; the related requirements are set forth below. See “—Certain U.S. Federal Income Tax Considerations—Regulated Investment Company Classification.”
     We are generally not able to issue and sell our common stock at a price below net asset value per share. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital.” We may, however, issue and sell our common stock, or warrants, options or rights to acquire our common stock, at a price below the then current net asset value of our common stock if our Board determines that such sale is in our best interests and the best interests of our stockholders, and our stockholders have approved our policy and practice of making such sales within the preceding 12 months. In any such case, the price at which our securities are to be issued and sold may not be less than a price that, in the determination of our Board, closely approximates the market value of such securities. In addition, we may generally issue new shares of our common stock at a price below net asset value in rights offerings to existing stockholders, in payment of dividends and in certain other limited circumstances.
     We may also be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of the members of our Board who are not interested persons and, in some cases, prior approval by the SEC through an exemptive order (other than in certain limited situations pursuant to current regulatory guidance). We will apply for an exemptive order from the SEC that will permit us to co-invest with funds or other pools of capital or persons managed by TPG or its affiliates. Any such order will be subject to certain terms and conditions and there can be no assurance that the application for exemptive relief will be granted by the SEC. Accordingly, we cannot assure you that the Company will be permitted to co-invest with funds managed by TPG, other than in the limited circumstances currently permitted by regulatory guidance. See “Item 7. Certain Relationships and Related Transactions, and Director Independence.”
     We expect to be periodically examined by the SEC for compliance with the 1940 Act.
     As a BDC, we are subject to certain risks and uncertainties. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure.”
     Qualifying Assets
     Under the 1940 Act, a BDC may not acquire any assets other than assets of the type listed in section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. The principal categories of qualifying assets relevant to our business are the following:
•	Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:
o	is organized under the laws of, and has its principal place of business in, the United States;

o	is not an investment company (other than a small business investment company wholly owned by the Company) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

o	satisfies either of the following:
▪	has a market capitalization of less than $250 million or does not have any class of securities listed on a national securities exchange; or

▪	is controlled by a BDC or a group of companies including a BDC, the BDC actually exercises a controlling influence over the management or policies of the eligible portfolio company, and, as a result thereof, the BDC has an affiliated person who is a director of the eligible portfolio company.
•	Securities of any eligible portfolio company that we control.

•	Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

•	Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.

•	Securities received in exchange for or distributed on or with respect to securities described above, or pursuant to the exercise of warrants or rights relating to such securities.

•	Cash, cash equivalents, U.S. Government securities or high-quality debt securities maturing in one year or less from the time of investment.
     Limitations on Leverage
     As a BDC, the Company generally must have 200% asset coverage for its debt after incurring any new indebtedness, meaning that the total value of the Company’s assets must be at least twice the amount of the debt (i.e., 50% leverage). However, we intend to use less than this amount of allowed leverage.
     Managerial Assistance to Portfolio Companies
     A BDC must be operated for the purpose of making investments in the types of securities described under “Qualifying Assets,” above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, the BDC will satisfy this test if one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does in fact provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.
     Ongoing Relationships with Portfolio Companies; Valuation
     The Adviser will monitor the Company’s portfolio companies on an ongoing basis. The Adviser will monitor the financial trends of each portfolio company to determine if it is meeting its business plans and to assess the appropriate course of action for each company.
     The Adviser has several methods of evaluating and monitoring the performance and fair value of the Company’s investments, which may include, but are not limited to, the following:
•	Assessment of success of the portfolio company in adhering to its business plan and compliance with covenants;

•	Periodic and regular contact with portfolio company management and, if appropriate, the financial or strategic sponsor, to discuss financial position, requirements and accomplishments;

•	Comparisons to other companies in the industry;

•	Attendance at and participation in board meetings; and

•	Review of monthly and quarterly financial statements and financial projections for portfolio companies.
See “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters—Valuation of Portfolio Securities.”

     Temporary Investments
     Pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash equivalents, U.S. Government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, such that at least 70% of our assets are qualifying assets. See “Item I. Certain U.S. Federal Income Tax Consequences—Regulated Investment Company Classification.” Our investment adviser will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.
     Senior Securities
     We are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to our common stock if our asset coverage, as defined in the 1940 Act, is at least equal to 200% immediately after each such issuance. In addition, while any preferred stock or publicly traded debt securities are outstanding, we may be prohibited from making distributions to our stockholders or the repurchasing of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We may borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.”
     The 1940 Act imposes limitations on a BDC’s issuance of preferred shares, which are considered “senior securities” and thus are subject to the 200% asset coverage requirement described above. In addition, (i) preferred shares must have the same voting rights as the common stockholders (one share, one vote); and (ii) preferred stockholders must have the right, as a class, to appoint directors to the board of directors.
     Code of Ethics
     We and our Adviser intend to adopt a code of ethics pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, respectively, that establishes procedures for personal investments and restricts certain transactions by our personnel. Our code of ethics generally will not permit investments by our employees in securities that may be purchased or held by us. Once it is filed, you may read and copy this code of ethics at the SEC’s Public Reference Room in Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. In addition, this code of ethics will be filed as an exhibit hereto, and will be available on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov. You may also obtain copies of the code of ethics, after paying a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.
     Compliance Policies and Procedures
     We and our Adviser intend to adopt and implement written policies and procedures reasonably designed to detect and prevent violation of the federal securities laws and will be required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a chief compliance officer to be responsible for administering the policies and procedures. The chief compliance officer of TPG will be our chief compliance officer.
     Sarbanes-Oxley Act of 2002
     The Sarbanes-Oxley Act of 2002 imposes a wide variety of regulatory requirements on certain publicly held companies and their insiders. Assuming certain requirements are met, many of these requirements affect us. For example:
•	pursuant to Rule 13a-14 of the Exchange Act, our chief executive officer and chief financial officer would have to certify the accuracy of the financial statements contained in our periodic reports;

•	pursuant to Item 307 of Regulation S-K, our periodic reports would have to disclose our conclusions about the effectiveness of our disclosure controls and procedures;

•	pursuant to Rule 13a-15 of the Exchange Act, subject to certain assumptions, our management will in the future be required to prepare an annual report regarding its assessment of our internal control over financial reporting and, depending on our accelerated filer status, this report may be required to be audited by our independent registered public accounting firm; and

•	pursuant to Item 308 of Regulation S-K and Rule 13a-15 of the 1934 Act, our periodic reports must disclose whether there were significant changes in our internal controls over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.
     The Sarbanes-Oxley Act will require us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We will continue to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.
     Proxy Voting Policies and Procedures
     We intend to delegate our proxy voting responsibility to our Adviser. The Proxy Voting Policies and Procedures of our Adviser are set forth below. The guidelines will be reviewed periodically by our investment adviser and our non-interested directors, and, accordingly, are subject to change.
     An investment adviser registered under the Advisers Act has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, the Adviser recognizes that it must vote client securities in a timely manner free of conflicts of interest and in the best interests of its clients. These policies and procedures for voting proxies for the Adviser’s investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.
     The Adviser will vote all proxies based upon the guiding principle of seeking the maximization of the ultimate long term economic value of our shareholders’ holdings, and ultimately all votes are cast on a case-by-case basis, taking into consideration the contractual obligations under the relevant advisory agreements or comparable documents, and all other relevant facts and circumstances at the time of the vote. All proxy voting decisions will require a mandatory conflicts of interest review by the Company’s Chief Compliance Officer in accordance with these policies and procedures, which will include consideration of whether the Adviser or any investment professional or other person recommending how to vote the proxy has an interest in how the proxy is voted that may present a conflict of interest. It is the Adviser’s general policy to vote or give consent on all matters presented to security holders in any proxy, and these policies and procedures have been designed with that in mind. However, the Adviser reserves the right to abstain on any particular vote or otherwise withhold its vote or consent on any matter if, in the judgment of the Company’s Chief Compliance Officer or the relevant investment professional(s) employed by the Adviser, the costs associated with voting such proxy outweigh the benefits to our shareholders or if the circumstances make such an abstention or withholding otherwise advisable and in the best interest of the relevant shareholder(s).
     Privacy Principles
     We are committed to maintaining the confidentiality, integrity and security of nonpublic personal information relating to investors. The following information is provided to help you understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.
     We may collect nonpublic personal information regarding investors from sources such as subscription agreements, investor questionnaires and other forms; individual investors’ account histories; and correspondence between us and individual investors. We may share information that we collect regarding an investor with our affiliates and the employees of such affiliates for legitimate business purposes, for example, in order to service the investor’s accounts or provide the investor with information about other products and services offered by us or our affiliates that may be of interest to the investor. In addition, we may disclose information that we collect regarding investors to third parties who are not affiliated with us (i) as authorized by our investors in investor subscription agreements or our organizational documents, (ii) as required by law or in connection with regulatory or law enforcement inquiries, or (iii) as otherwise permitted by law to the extent necessary to effect, administer or enforce investor or Company transactions.
     Any party that receives nonpublic personal information relating to investors from the Company is permitted to use the information only for legitimate business purposes or as otherwise required or permitted by applicable law or regulation. In this regard, for officers, employees and agents of the Company and its affiliates, access to such information is restricted to those who need such access in order to provide services to the Company and investors. The Company maintains physical, electronic and procedural safeguards to seek to guard investor nonpublic personal information.
     Reporting Obligations
     We will furnish our stockholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. We are filing this Registration Statement with the SEC voluntarily with the intention of establishing the Company as a reporting company under the 1934 Act. Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the 1934 Act.
     Because we do not currently maintain a corporate website, we do not intend to make available on a website our annual reports on Form 10-K, quarterly reports on Form 10-Q and our current reports on Form 8-K. We do intend, however, to provide electronic or paper copies of our filings free of charge upon request.
     Stockholders and the public may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website (www.sec.gov) that contains such information.
Certain U.S. Federal Income Tax Consequences
     The following is a summary of certain material U.S. federal income tax considerations related to an investment in our shares. This summary is based upon the provisions of the Code, as amended, the Treasury regulations promulgated thereunder, published rulings of the Internal Revenue Service (the “IRS”) and judicial decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion does not purport to describe all of the U.S. federal income tax consequences that may be relevant to a particular investor in light of that investor’s particular circumstances and is not directed to investors subject to special treatment under the U.S. federal income tax laws, such as banks, dealers in securities, tax-exempt entities and insurance companies. In addition, this summary does not discuss any aspect of state, local or foreign tax law and assumes that investors will hold their interests in us as capital assets (generally, assets held for investment).
     For purposes of this discussion, a “U.S. Holder” is a holder that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States can exercise primary supervision over its administration and certain other conditions are met. A “Non-U.S. Holder” is a holder who is not a U.S. Holder.
     If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that will own shares of our common stock through a partnership should consult its tax advisors with respect to the purchase, ownership and disposition of those shares.

Regulated Investment Company Classification.
     We intend to qualify as a RIC for U.S. tax purposes. Our status as a RIC will enable us to deduct qualifying distributions to our stockholders, so that we will be subject to U.S. federal income taxation only in respect of earnings that we retain and do not distribute. In addition, certain distributions that we make to our stockholders may be eligible for look-through tax treatment determined by reference to the earnings from which the distribution is made.
     In order to qualify as a RIC, we must, among other things, (a) derive in each taxable year at least 90% of our gross income from dividends, interest, gains from the sale or other disposition of stock or securities and other specified categories of investment income; and (b) diversify our holdings so that, subject to certain exceptions and cure periods, at the end of each quarter (i) at least 50% of the value of our total assets is represented by cash and cash items, U.S. government securities, the securities of other RICs and “other securities,” provided that such “other securities” shall not include any amount of any one issuer, if our holdings of such issuer are greater in value than 5% of our total assets and greater than 10% of the outstanding voting securities of such issuer, and (ii) no more than 25% of the value of our assets may be invested in securities of any one issuer, the securities of any two or more issuers that are controlled by us and are engaged in the same or similar or related trades or businesses (excluding U.S. government securities and securities of other RICs), or the securities of one or more “qualified publicly traded partnerships.”
     As a RIC, in any taxable year with respect to which we distribute at least 90% of our investment company taxable income (which includes, among other items, dividends, interest and the excess of any net short-term capital gains over net long-term capital losses and other taxable income other than any net capital gain reduced by deductible expenses), we generally will not be subject to U.S. federal income tax on our investment company taxable income and net capital gains that we distribute to stockholders. If we fail to distribute our income on a timely basis, we will be subject to a nondeductible 4% excise tax. To avoid this tax, we must distribute (or be deemed to have distributed) during each calendar year an amount equal to the sum of:
•	at least 98% of our ordinary income (not taking into account any capital gains or losses) for the calendar year;

•	at least 98.2% of our capital gains in excess of our capital losses (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year; and

•	any undistributed amounts from previous years on which we paid no U.S. federal income tax.
     We generally expect to distribute all of our earnings on a quarterly basis, but will reinvest dividends on behalf of those investors that do not elect to receive their dividends in cash. See “Item 1(c). Description of—General—Dividend Reinvestment Plan.” One or more of the considerations described below, however, could result in the deferral of dividend distributions until the end of the fiscal year:
•	We may make investments that are subject to tax rules that require us to include amounts in our income before we receive cash corresponding to that income or that defer or limit our ability to claim the benefit of deductions or losses. For example, if we hold securities issued with original issue discount, that discount will be included in income in the taxable year of accrual and before we receive any corresponding cash payments.

•	In cases where our taxable income exceeds our available cash flow, we will need to fund distributions with the proceeds of sale of securities or with borrowed money, and will raise funds for this purpose opportunistically over the course of the year.

•	The withholding tax treatment of dividends payable to certain non-U.S. stockholders will depend on the extension by Congress of the pass-through rules applicable to “interest-related dividends” and “short-term capital gain dividends” (see “Taxation of Non-U.S. Holders,” below) for periods after December 31, 2011, and we may defer dividends pending the resolution of this issue in those periods.

     In certain circumstances (e.g., where we are required to recognize income before or without receiving cash representing such income), we may have difficulty making distributions in the amounts necessary to satisfy the requirements for maintaining RIC status and for avoiding income and excise taxes. Accordingly, we may have to sell investments at times we would not otherwise consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If we are not able to obtain cash from other sources, we may fail to qualify as a RIC and thereby be subject to corporate-level income tax.
     While we intend to distribute income and capital gains to the extent necessary to avoid or minimize exposure to the 4% excise tax, we may not be able to distribute amounts sufficient to avoid the imposition of the tax entirely. In that event, we will be liable for the tax only on the amount by which we do not meet the foregoing distribution requirement.
     If in any particular taxable year, we do not qualify as a RIC, all of our taxable income (including our net capital gains) will be subject to tax at regular corporate rates without any deduction for distributions to stockholders, and distributions will be taxable to our stockholders as ordinary dividends to the extent of our current and accumulated earnings and profits.
     In the event we invest in foreign securities, we may be subject to withholding and other foreign taxes with respect to those securities. We do not expect to satisfy the conditions necessary to pass through to our stockholders their share of the foreign taxes paid by us.
Taxation of U.S. Holders.
     Distributions from our investment company taxable income (consisting generally of net investment income, net short-term capital gain, and net gains from certain foreign currency transactions) generally will be taxable to U.S. Holders as ordinary income to the extent made out of our current or accumulated earnings and profits. Distributions generally will not be eligible for the dividends received deduction allowed to corporate stockholders. Distributions that we designate as net capital gain distributions will be taxable to U.S. Holders as long-term capital gain regardless of how long particular U.S. Holders have held their shares.
     We expect to give holders the option of participating in a dividend reinvestment plan that will allow them to elect to receive dividends in the form of additional shares instead of in cash. If you elect to reinvest dividends in additional shares, you will be treated as if you had received a distribution in the amount of cash that you would have received if you had not made the election. Any such additional shares will have a basis equal to the amount of the distribution.
     Distributions declared by us in October, November, or December of any year and payable to stockholders of record on a specified date in such a month will be deemed to have been paid by us on December 31st if the distributions are paid by us during the following January. Accordingly, distributions received in January may be subject to taxation in the preceding year.
     If a U.S. Holder sells or exchanges shares of our common stock, the holder will recognize gain or loss equal to the difference between its adjusted basis in the shares sold and the amount received. Any such gain or loss will be treated as a capital gain or loss and will be long-term capital gain or loss if the shares have been held for more than one year. Any loss recognized on a sale or exchange of shares that were held for six months or less will be treated as long-term, rather than short-term, capital loss to the extent of any capital gain distributions previously received (or deemed to be received) thereon.
Limitation on Deduction for Certain Expenses.
     If our shares are not held by at least 500 persons at all times during the taxable year, then a U.S. Holder that is an individual, estate or trust may be subject to limitations on miscellaneous itemized deductions in respect of its share of expenses that we incur, to the extent that the expenses would have been subject to limitations if the holder had incurred them directly.

     If we do not satisfy the 500-stockholder requirement, we would be required to report the relevant expenses, including the management fee, on Form 1099-DIV, and affected holders will be required to take into account their allocable share of such income and expenses.
U.S. Taxation of Tax-Exempt U.S. Holders.
     A U.S. Holder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation may nevertheless be subject to taxation to the extent that it is considered to derive unrelated business taxable income (“UBTI”). The direct conduct by a tax-exempt U.S. Holder of the activities that we propose to conduct could give rise to UBTI. However, a BDC is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to its stockholders for purposes of determining their treatment under current law. Therefore, a tax-exempt U.S. Holder should not be subject to U.S. taxation solely as a result of the holder’s ownership of our shares and receipt of dividends that we pay. Moreover, under current law, if we incur indebtedness, such indebtedness will not be attributed to portfolio investors in our stock. Therefore, a tax-exempt U.S. Holder should not be treated as earning income from “debt-financed property” and dividends we pay should not be treated as “unrelated debt-financed income” solely as a result of indebtedness that we incur. Proposals periodically are made to change the treatment of “blocker” investment vehicles interposed between tax-exempt investors and nonqualifying investments. In the event that any such proposals were to be adopted and applied to BDCs, the treatment of dividends payable to tax-exempt investors could be adversely affected.
Taxation of Non-U.S. Holders.
     Dividends that we pay to a Non-U.S. Holder will be subject to U.S. withholding tax at a 30% rate unless (i) the dividend qualifies for pass-through treatment under the rules described below, and the holder could have received the underlying income free of tax; or (ii) the holder qualifies for, and complies with the procedures for claiming, an exemption or reduced rate under an applicable income tax treaty; or (iii) the holder qualifies, and complies with the procedures for claiming, an exemption by reason of its status as a foreign government-related entity. Non-U.S. Holders generally are not subject to U.S. tax on capital gains realized on the sale of our shares if (i) such gains are not effectively connected with the conduct of a U.S. trade or business by the holder, (ii) the holder is not present in the United States for 183 or more days during the taxable year; and (iii) the holder is not a former citizen or resident of the United States.
     In recent years, Congress has renewed the pass-through rules under which certain dividend distributions by RICs qualify for an exemption from U.S. withholding tax annually for a one-year period. The exemption expired at the end of 2009, and a two-year exemption (applicable to dividends distributed in 2010 and 2011) was enacted in December 2010. Further legislation would be required to make the exemption available in years beyond 2011. There can be no assurance that Congress will extend the pass-through rules for periods after December 31, 2011, or that any such extension will apply to dividends that we distribute after that date. If, and for so long as, Congress extends the exemption, dividends that we designate as “interest-related dividends” or “short-term capital gain dividends” generally will be exempt from U.S. withholding tax if the holder could have received the underlying income free of tax. If the exemption is not extended, some Non-U.S. Holders may qualify for a reduced rate of U.S. withholding tax under an applicable tax treaty or for an exemption from U.S. withholding tax by reason of their status as a foreign sovereign or under special treaty provisions for certain foreign pension funds. Prospective investors should consult their own advisers regarding the potential implications of a failure to extend the U.S. withholding tax exemption in light of their particular circumstances, and regarding their eligibility for a reduced rate or exemption as described above.
     In order to qualify for an exemption or reduced rate of U.S. withholding tax (under a treaty, by reason of an exemption for sovereign investors, or under the rules applicable to interest-related dividends or short-term capital gain dividends), a holder must comply with the U.S. tax certification requirements described below. A Non-U.S. Holder must deliver and maintain in effect a valid IRS Form W-8BEN or other applicable tax certification establishing its entitlement to the exemption or reduced rate. In the case of distributions and proceeds from the sale of shares after December 31, 2012, additional requirements will apply to Non-U.S. Holders that are considered for U.S. tax purposes to be a foreign financial institution or entity and to Non-U.S. Holders that hold their shares through such an institution or entity. In general, an exemption from U.S. withholding tax will be available only if the foreign financial institution or entity has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its accountholders (including certain investors in such institution or entity) and, if required, the Non-U.S. Holder has provided the withholding agent with a certification identifying its direct and indirect U.S. owners.
     A BDC is a corporation for U.S. federal income tax purposes. Under current law, a Non-U.S. Holder will not be considered to be engaged in the conduct of a business in the United States solely by reason of its ownership in a BDC. Proposals periodically are made to change the treatment of “blocker” investment vehicles interposed between foreign investors and investments that would otherwise result in such investors being considered to be engaged in the conduct of a business in the United States. In the event that any such proposals were to be adopted and applied to BDCs, the treatment of dividends payable to foreign investors could be adversely affected.
Backup Withholding.
     U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on our shares to a Non-U.S. Holder, provided the Non-U.S. Holder provides a Form W-8BEN (or satisfies certain documentary evidence requirements for establishing that it is a non-United States person) or otherwise establishes an exemption. Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of our shares effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of our shares effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a “controlled foreign corporation” as to the United States, or (iv) is a foreign partnership that, at any time during its taxable year is more than 50% (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of our shares will be subject to both backup withholding and information reporting unless the holder certifies its non United States status under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld from payments made to a stockholder may be refunded or credited against such stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.
Item 1A. Risk Factors
     An investment in our securities involves certain risks relating to our structure and investment objective. The risks set forth below are not the only risks we face, and we may face other risks that we have not yet identified, which we do not currently deem material or which are not yet predictable. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the price of our common stock could decline, and you may lose all or part of your investment.
Risks Relating to Our Business and Structure
     We are a newly-formed company with no operating history.
     We were initially formed in July 2010. As a result, we have limited financial information on which you can evaluate an investment in our company or our prior performance. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective and that the value of your investment could decline substantially or your investment could become worthless. We anticipate that it will take multiple years to invest substantially all of the capital commitments received by us from the Private Offering due to the time necessary to identify, evaluate, structure, negotiate and close suitable investments in private middle-market companies. To the extent required to comply with diversification requirements during the startup period, we will use funds to invest in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less, which we expect will earn yields substantially lower than the interest, dividend or other income that we anticipate receiving in respect of suitable portfolio investments. We may not be able to pay any significant dividends during this period, and any such dividends may be substantially lower than the dividends we expect to pay when our portfolio is fully invested.
     We will pay a Management Fee to the Adviser throughout this interim period. If the Management Fee and our other expenses exceed the return on the temporary investments, our equity capital will be eroded.
     We will be dependent upon management personnel of the Adviser for our future success.
     We will depend on the experience, diligence, skill and network of business contacts of the Adviser’s senior investment professionals. The senior investment professionals, together with other investment professionals that the Adviser currently retains or may subsequently retain, will identify, evaluate, negotiate, structure, close, monitor and manage our investments. Our future success will depend to a significant extent on the continued service and coordination of the Adviser’s senior investment professionals. The departure of any of the Adviser’s key personnel, including members of the Adviser’s Investment Review Committee, or of a significant number of the investment professionals or partners of TPG, could have a material adverse effect on our business, financial condition or results of operations. In addition, we cannot assure you that the Adviser will remain our investment adviser or that we will continue to have access to TPG or its investment professionals.
     The Adviser and its management have no prior experience managing a BDC.
     The senior investment professionals of the Adviser have no prior experience managing a business development company, and the investment philosophy and techniques used by the Adviser to manage a public company may differ from the investment philosophy and techniques previously employed by the Adviser’s senior investment professionals in identifying and managing past investments. Accordingly, we can offer no assurance that we will replicate the historical performance of other businesses or companies with which the Adviser’s senior investment professionals have been affiliated, and we caution you that our investment returns could be substantially lower than the returns achieved by such other companies.
     Regulations governing our operation as a BDC affect our ability to, and the way in which we, raise additional capital.
     The 1940 Act imposes numerous constraints on the operations of business development companies. See “Item 1(c). Regulation as a Public Business Development Company” for a discussion of business development company limitations. For example, business development companies are required to invest at least 70% of their total assets in securities of nonpublic or thinly traded U.S. companies, cash, cash equivalents, U.S. government securities and other high quality debt investments that mature in one year or less. These constraints may hinder the Adviser’s ability to take advantage of attractive investment opportunities and to achieve our investment objective.
     Regulations governing our operation as a business development company affect our ability to raise additional capital, and the ways in which we can do so. Raising additional capital may expose us to risks, including the typical risks associated with leverage, and may result in dilution to our current stockholders. The 1940 Act limits our ability to issue debt and preferred stock (“senior securities”) to amounts such that our asset coverage ratio is at least 200% of assets less liabilities and other indebtedness. Consequently, if the value of our assets declines, we may be required to sell a portion of our investments and, depending on the nature of our leverage, repay a portion of our indebtedness at a time when this may be disadvantageous.
     We are not generally able to issue and sell our common stock at a price below net asset value per share. We may, however, sell our common stock, or warrants, options or rights to acquire our common stock, at a price below the then-current net asset value per share of our common stock if our Board determines that a sale is in the best interests of us and our stockholders, and our stockholders approve it.
     We may borrow money, which may magnify the potential for gain or loss and may increase the risk of investing in us.
     As part of our business strategy, we may borrow from and issue senior debt securities to banks, insurance companies, and other lenders. Holders of these senior securities will have fixed-dollar claims on our assets that are superior to the claims of our common stockholders. If the value of our assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had we not leveraged. Similarly, any decrease in our income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to make common stock dividend payments. Our ability to service any debt that we incur will depend largely on our financial performance and will be subject to prevailing economic conditions and competitive pressures. Moreover, the Management Fee will be payable based on our gross assets, including those assets acquired through the use of leverage.
     Furthermore, any debt facility into which we may enter may impose financial and operating covenants that restrict our business activities, our ability to call capital, remedies on default and similar matters. In connection with borrowings, our lenders may also require us to pledge assets, subscription commitments and/or the proceeds of our capital calls.
     Lastly, we may be unable to obtain our desired leverage, which would, in turn, affect our return on capital.
     We will operate in a highly competitive market for investment opportunities.
     Other entities, including commercial banks, commercial financing companies, other business development companies and insurance companies compete with us to make the types of investments that we plan to make in middle-market companies. Certain of these competitors may be substantially larger, have considerably greater financial, technical and marketing resources than we will have and offer a wider array of financial services. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. Many competitors are not subject to the regulatory restrictions that the 1940 Act will impose on us as a business development company or the restrictions that the Code will impose on us as a RIC.
     Even in the event the value of your investment declines, the Management Fee and, in certain circumstances, the Incentive Fee will still be payable.
     Even in the event the value of your investment declines, the Management Fee and, in certain circumstances, the Incentive Fee will still be payable. The Management Fee will be calculated as a percentage of the value of our gross assets at a specific time. Accordingly, the Management Fee is payable regardless of whether the value of our gross assets and/or your investment have decreased. Moreover, one component of the Incentive Fee is calculated annually based upon our realized capital gains, computed net of realized capital losses and unrealized capital depreciation on a cumulative basis. As a result, we may owe the Adviser an Incentive Fee during one year as a result of realized capital gains on certain investments, and then later incur significant realized capital losses and unrealized capital depreciation on the remaining investments in our portfolio during subsequent years.
     In addition, the Incentive Fee payable by us to the Adviser may create an incentive for the Adviser to make investments on our behalf that are risky or more speculative than would be the case in the absence of such a compensation arrangement. The Adviser receives the Incentive Fee based, in part, upon capital gains realized on our investments. Unlike the portion of the Incentive Fee that is based on income, there is no hurdle rate applicable to the portion of the Incentive Fee based on capital gains. As a result, the Adviser may have an incentive to invest more in companies whose securities are likely to yield capital gains, as compared to income producing securities. Such a practice could result in our investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during cyclical economic downturns.
     We will be subject to corporate-level income tax if we are unable to qualify as a RIC under Subchapter M of the Code.
     We will incur corporate-level income tax costs if we are unable to qualify as a RIC for U.S. tax purposes or if we are not able to distribute all of our income in a timely fashion. Although we intend to elect to be treated as a RIC concurrently with the effectiveness of this Registration Statement, no assurance can be given that we will be able to qualify for and maintain RIC status. To obtain and maintain RIC tax treatment under the Code, we must meet the following annual distribution, income source and asset diversification requirements:

•	We must distribute to our stockholders on an annual basis at least 90% of our net ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any. In the event we use debt financing, we will be subject to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to satisfy the distribution requirement. In addition, as discussed in more detail below, our income for tax purposes may exceed our available cash flow. If we are unable to obtain cash from other sources, we could fail to qualify for RIC tax treatment and thus become subject to corporate-level income tax.

•	We must derive at least 90% of our gross income for each year from dividends, interest, gains from the sale of stock or securities or similar sources.

•	We must meet specified asset diversification requirements at the end of each quarter of our taxable year. The need to satisfy these requirements in order to prevent the loss of RIC status may result in our having to dispose of certain investments quickly on unfavorable terms. Because most of our investments will be relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses.
     If we fail to qualify for RIC tax treatment for any reason, the resulting federal income tax liability could substantially reduce our net assets, the amount of income available for distribution, and the amount of our distributions.
     There is a risk that you may not receive dividends or that our dividends may not grow over time.
     We cannot assure you that we will achieve investment results or maintain a tax status that will allow or require any specified level of cash distributions or year-to-year increases in cash distributions. Although a portion of our expected earnings and dividend distributions will be attributable to net interest income, we do not expect to generate capital gains from the sale of our portfolio investments on a level or uniform basis from quarter to quarter. This may result in substantial fluctuations in our quarterly dividend payments.
     In certain cases, we may recognize income before or without receiving cash representing the income. Depending on the amount of noncash income, this could result in difficulty satisfying the annual distribution requirement applicable to RICs. Accordingly, we may delay distributions during a year until we generate cash or we may have to sell some of our investments at times we would not consider advantageous, raise additional debt or equity capital or reduce new investments to meet these distribution requirements. In addition, the withholding tax treatment of our distributions to certain of our non-U.S. stockholders will depend on whether and when Congress enacts legislation extending the pass-through treatment of “interest-related dividends,” and we may elect to defer the payment of dividends in any year pending the resolution of this issue.
     Since we expect to have an average holding period for our portfolio company investments of two to four years, it is unlikely we will generate any capital gains during our initial years of operation and thus we are likely to pay dividends in those years principally from interest we receive from our initial and follow-on investments prior to the sale or refinancing of loans we make. Moreover, our ability to pay dividends in our initial years of operation will be based on our ability to invest our capital in suitable portfolio companies in a timely manner.
     In addition, the middle-market companies in which we intend to invest are generally more susceptible to economic downturns than larger operating companies, and therefore may be more likely to default on their payment obligations to us during recessionary periods, including the current economic environment. Any such defaults could substantially reduce our net investment income available for distribution in the form of dividends to our stockholders.

     You may be subject to filing requirements under the 1934 Act as a result of your investment in the Company.
     Because our common stock will be registered under the 1934 Act, ownership information for any person who beneficially owns 5% or more of our common stock will have to be disclosed in a Schedule 13G or other filings with the SEC. Beneficial ownership for these purposes is determined in accordance with the rules of the SEC, and includes having voting or investment power over the securities. In some circumstances, investors who choose to reinvest their dividends may see their percentage stake in the Company increased to more than 5%, thus triggering this filing requirement. Although we will provide in our quarterly statements the amount of outstanding stock and the amount of the investor’s stock, the responsibility for determining the filing obligation and preparing the filing remains with the investor.
     You may be subject to the short-swing profits rules under the 1934 Act as a result of your investment in the Company.
     Persons with the right to appoint a director or who hold more than 10% of a class of our shares may be subject to Section 16(b) of the 1934 Act, which recaptures for the benefit of the Company profits from the purchase and sale of registered stock within a six-month period.
     Potential conflicts of interest could impact our investment returns.
     Stockholders should note the matters discussed in “Item 7. Certain Relationships and Related Transactions, and Director Independence.”
     Our Board may change our investment objective, operating policies and strategies without prior notice or stockholder approval.
     Our Board has the authority to modify or waive certain of our operating policies and strategies without prior notice (except as required by the 1940 Act) and without stockholder approval. However, absent stockholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a business development company. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our stock. Nevertheless, the effects may adversely affect our business and impact our ability to make distributions.
     Changes in laws or regulations governing our operations may adversely affect our business.
     Changes to the laws and regulations governing our operations may cause us to alter our investment strategy in order to avail ourselves of new or different opportunities. These changes could result in material differences to the strategies and plans described herein and may result in our investment focus shifting.
     The Adviser can resign on 60 days’ notice. We may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.
     The Adviser has the right, under the Advisory Agreement, to resign at any time upon not less than 60 days’ written notice, regardless of whether we have found a replacement. If the Adviser resigns, we may not be able to find a new investment adviser or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected, and the market price of our common stock may decline.

     To the extent that we do not realize income or choose not to retain after-tax realized capital gains, we will have a greater need for additional capital to fund our investments and operating expenses.
     As a RIC, we must annually distribute at least 90% of our investment company taxable income as a dividend and may either distribute or retain our realized net capital gains from investments. Unless investors elect to reinvest dividends, earnings that we are required to distribute to stockholders will not be available to fund future investments. Accordingly, we may have insufficient funds to make new and follow-on investments, which could have a material adverse effect on our financial condition and results of operations. Because of the structure and objectives of our business, we may experience operating losses and expect to rely on proceeds from sales of investments, rather than on interest and dividend income, to pay our operating expenses. There is no assurance that we will be able to sell our investments and thereby fund our operating expenses.
Risks Related to Our Portfolio Company Investments
     Our investments are very risky and highly speculative.
     We will invest primarily in senior secured term loans, and select mezzanine and/or equity investments issued by middle-market companies.
     Senior Secured Loans. When we make a senior secured loan, we generally take a security interest in the available assets of the portfolio company, including the equity interests of its subsidiaries, which we expect to help mitigate the risk that we will not be repaid. However, there is a risk that the collateral securing our loans may decrease in value over time, may be difficult to sell in a timely manner, may be difficult to appraise, and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of the portfolio company to raise additional capital. In some circumstances, our lien could be subordinated to claims of other creditors. In addition, deterioration in a portfolio company’s financial condition and prospects, including its inability to raise additional capital, may be accompanied by deterioration in the value of the collateral for the loan. Consequently, the fact that a loan is secured does not guarantee that we will receive principal and interest payments according to the loan’s terms, or at all, or that we will be able to collect on the loan should we be forced to enforce our remedies.
     Mezzanine or Other Junior Debt. Our junior debt investments generally will be subordinated to senior loans and will either have junior security interests or be unsecured. As such, other creditors may rank senior to us in the event of an insolvency. This may result in an above average amount of risk and loss of principal.
     Equity Investments. When we invest in senior secured loans or mezzanine loans, we may acquire equity securities as well. In addition, we may invest directly in the equity securities of portfolio companies. Our goal is ultimately to dispose of such equity interests and realize gains upon our disposition of such interests. However, the equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience.
     In addition, investing in middle-market companies involves a number of significant risks, including:
•	such companies may have limited financial resources and may be unable to meet their obligations under their debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing any guarantees we may have obtained in connection with our investment;

•	such companies typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•	such companies are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our portfolio company and, in turn, on us;

•	such companies generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

•	our executive officers, directors and our investment adviser may, in the ordinary course of business, be named as defendants in litigation arising from our investments in the portfolio companies; and

•	such companies may have difficulty accessing the capital markets to meet future capital needs, which may limit their ability to grow or to repay their outstanding indebtedness upon maturity.
     The value of our portfolio securities may not have a readily available market price and, in such a case, we will value these securities at fair value as determined in good faith by our Board, which valuation is inherently subjective and may not reflect what we may actually realize for the sale of the investment.
     Investments are valued at the end of each fiscal quarter. Substantially all of our investments are expected to be in loans that do not have readily ascertainable market prices. The fair value of assets that are not publicly traded or whose market prices are not readily available will be determined in good faith by the valuation committee of our Adviser and reviewed by the audit committee of our Board. Pursuant to a letter agreement, the Company has retained Duff & Phelps, a global independent provider of financial advisory and investment banking services, to assist the Board by performing certain limited third-party valuation services. In connection with that determination, investment professionals from the Adviser will prepare portfolio company valuations using sources and/or proprietary models depending on the availability of information on our assets and the type of asset being valued, all in accordance with our valuation policy. The participation of the Adviser in our valuation process could result in a conflict of interest, since the Management Fee is based in part on our gross assets.
     Because fair valuations, and particularly fair valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based to a large extent on estimates, comparisons and qualitative evaluations of private information, our determinations of fair value may differ materially from the values that would have been determined if a ready market for these securities existed. This could make it more difficult for investors to value accurately our portfolio investments and could lead to undervaluation or overvaluation of our common shares. In addition, the valuation of these types of securities may result in substantial write-downs and earnings volatility.
     Our portfolio securities may be thinly traded and, as a result, the lack of liquidity in our investments may adversely affect our business.
     We will generally make loans to private companies. The illiquidity of these investments may make it difficult for us to sell positions if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we had previously recorded such investments. In addition, we may face other restrictions on our ability to liquidate an investment in a portfolio company to the extent that we hold a significant portion of a company’s equity or if we have material non-public information regarding that company.
     Our portfolio may be focused in a limited number of portfolio companies, which will subject us to a risk of significant loss if any of these companies defaults on its obligations under any of its debt instruments or if there is a downturn in a particular industry.
     Our portfolio may be concentrated in a limited number of portfolio companies and industries. Beyond the asset diversification requirements associated with our qualification as a RIC for U.S. tax purposes, we do not have fixed guidelines for diversification, and while we are not targeting any specific industries, our investments may be concentrated in relatively few industries. As a result, the aggregate returns we realize may be significantly adversely affected if a small number of investments perform poorly or if we need to write down the value of any one investment. Additionally, a downturn in any particular industry in which we are invested could significantly affect our aggregate returns.
     We have not yet identified any potential investments.
     We have not identified any of the portfolio companies in which we will invest the net proceeds of the Private Offering. Our investments will be selected by our Adviser’s investment professionals, subject to the approval of its Investment Review Committee, and our stockholders will not have input into our investment decisions. These factors will increase the uncertainty, and possibly also the risk, of investing in our common stock as compared with an established portfolio and operating history.
     We are currently in a period of capital markets disruption and recession and do not expect these conditions to improve in the near future; as a result, we may be unable to list shares of our common stock.
     The U.S. capital markets have been experiencing extreme volatility and disruption for more than two years and we believe that the U.S. economy has not fully emerged from a period of recession. Disruptions in the capital markets have increased the spread between the yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. We believe these conditions may continue for a prolonged period of time or worsen in the future. A prolonged period of market illiquidity may have an adverse effect on our business, financial condition and results of operations. Unfavorable economic conditions could also increase our portfolio companies’ funding costs, limit their access to the capital markets or result in a decision by lenders not to extend credit to them. These events could limit our investment originations, limit their ability to grow, negatively impact our operating results, and delay or prevent us from launching or completing an IPO of our common stock.
     We may enter into collateralized loan obligations, which may subject us to certain structured financing risks.
     To finance investments, the Company may securitize certain of its investments, including through the formation of one or more Collateralized Loan Obligations (“CLOs”), while retaining all or most of the exposure to the performance of these investments. This would involve contributing a pool of assets to a special purpose entity, and selling debt interests in such entity on a non-recourse or limited-recourse basis to purchasers.
     If the Company creates a CLO, the Company depends on distributions from the CLO’s assets out of its earnings and cash flows to enable it to make distributions to its stockholders. The ability of a CLO to make distributions or pay dividends will be subject to various limitations, including the terms and covenants of the debt it issues. For example, tests (based on interest coverage or other financial ratios or other criteria) may restrict our ability, as holder of a CLO’s equity interests, to receive cash flow from these investments. There is no assurance any such performance tests will be satisfied. Also, a CLO may take actions that delay distributions in order to preserve ratings and to keep the cost of present and future financings lower or the CLO may be obligated to retain cash or other assets to satisfy over-collateralization requirements commonly provided for holders of the CLO’s debt. As a result, there may be a lag, which could be significant, between the repayment or other realization on a loan or other assets in, and the distribution of cash out of, a CLO, or cash flow may be completely restricted for the life of the CLO.
     In addition, a decline in the credit quality of loans in a CLO due to poor operating results of the relevant borrower, declines in the value of loan collateral or increases in defaults, among other things, may force a CLO to sell certain assets at a loss, reducing their earnings and, in turn, cash potentially available for distribution to the Company for distribution to its stockholders.
     To the extent that any losses are incurred by the CLO in respect of any collateral, such losses will be borne first by the Company as owner of equity interests. Finally, any equity interests that the Company retains in a CLO will not be secured by the assets of the CLO and the Company will rank behind all creditors of the CLO.

     Because we likely will not hold controlling interests in our portfolio companies, we may not be in a position to exercise control over such portfolio companies or to prevent decisions by management of such portfolio companies that could decrease the value of our investments.
     We are a lender, and loans (and any equity investments we make) will be non-controlling investments, meaning we will not be in a position to control the management, operation and strategic decision-making of the companies we invest in. As a result, we will be subject to the risk that a portfolio company we do not control, or in which we do not have a majority ownership position, may make business decisions with which we disagree, and the equityholders and management of such a portfolio company may take risks or otherwise act in ways that are adverse to our interests. Due to the lack of liquidity for the debt and equity investments that we will typically hold in our portfolio companies, we may not be able to dispose of our investments in the event that we disagree with the actions of a portfolio company, and may therefore suffer a decrease in the value of our investments.
     We will be exposed to risks associated with changes in interest rates.
     The majority of our debt investments are likely to be based on floating rates, such as LIBOR, EURIBOR, the Federal Funds Rate or the Prime Rate. General interest rate fluctuations may have a substantial negative impact on our investments, the value of our common stock and our rate of return on invested capital. A reduction in the interest rates on new investments relative to interest rates on current investments could also have an adverse impact on our net interest income. An increase in interest rates could decrease the value of any investments we hold which earn fixed interest rates, including subordinated loans, senior and junior secured and unsecured debt securities and loans and high yield bonds, and also could increase our interest expense, thereby decreasing our net income. Also, an increase in interest rates available to investors could make investment in our common stock less attractive if we are not able to increase our dividend rate, which could reduce the value of our common stock.
     A portion of our debt securities may be rated below investment grade, or of comparative quality, and may be considered speculative.
     Our investments are likely to be in lower grade obligations. The lower grade investments in which we invest may be rated below investment grade by one or more nationally recognized statistical rating agencies at the time of investment or may be unrated but determined by the Adviser to be of comparable quality. Loans or debt securities rated below investment grade are considered speculative with respect to the issuer’s capacity to pay interest and repay principal.
     By originating loans to companies that are experiencing significant financial or business difficulties, we may be exposed to distressed lending risks.
     As part of our lending activities, we may originate loans to companies that are experiencing significant financial or business difficulties, including companies involved in bankruptcy or other reorganization and liquidation proceedings. Although the terms of such financing may result in significant financial returns to us, they involve a substantial degree of risk. The level of analytical sophistication, both financial and legal, necessary for successful financing to companies experiencing significant business and financial difficulties is unusually high. There is no assurance that we will correctly evaluate the value of the assets collateralizing our loans or the prospects for a successful reorganization or similar action. In any reorganization or liquidation proceeding relating to a company that we fund, we may lose all or part of the amounts advanced to the borrower or may be required to accept collateral with a value less than the amount of the loan advanced by us to the borrower.

     We may be exposed to special risks associated with bankruptcy cases.
     Many of the events within a bankruptcy case are adversarial and often beyond the control of the creditors. While creditors generally are afforded an opportunity to object to significant actions, there can be no assurance that a bankruptcy court would not approve actions that may be contrary to the interests of the Company. Furthermore, there are instances where creditors can lose their ranking and priority if they are considered to have taken over management of a borrower.
     The reorganization of a company can involve substantial legal, professional and administrative costs to a lender and the borrower; it is subject to unpredictable and lengthy delays; and during the process a company’s competitive position may erode, key management may depart and a company may not be able to invest adequately. In some cases, the debtor company may not be able to reorganize and may be required to liquidate assets. The debt of companies in financial reorganization will, in most cases, not pay current interest, may not accrue interest during reorganization and may be adversely affected by an erosion of the issuer’s fundamental value.
     In addition, lenders can be subject to lender liability claims for actions taken by them where they become too involved in the borrower’s business or exercise control over the borrower. For example, we could become subject to a lender’s liability claim, if, among other things, the borrower requests significant managerial assistance from us and we provide such assistance as contemplated by the 1940 Act.
     We cannot guarantee that we will be able to obtain various required state licenses.
     The Company may be required to obtain various state licenses in order to, among other things, originate commercial loans. Applying for and obtaining required licenses can be costly and take several months. There is no assurance that the Company will obtain all of the licenses that we need on a timely basis. Furthermore, the Company will be subject to various information and other requirements in order to obtain and maintain these licenses, and there is no assurance that the Company will satisfy those requirements. Our failure to obtain or maintain licenses might restrict investment options and have other adverse consequences.
     We will have broad discretion over the use of proceeds of the funds we raise from investors and will use proceeds in part to satisfy operating expenses.
     There can be no assurance that we will be able to locate a sufficient number of suitable investment opportunities to allow us to successfully deploy substantially all of the net proceeds of the offering in a timeframe that will permit investors to earn above-market returns. To the extent we are unable to invest substantially all of the net proceeds of the offering within our contemplated timeframe after the completion of the offering, our investment income, and in turn our results of operations, will likely be materially adversely affected.
     We will have significant flexibility in applying the proceeds of the funds we raise from investors and may use the net proceeds in ways with which stockholders may not agree, or for purposes other than those contemplated at the time of the capital raising. We will also pay operating expenses, and may pay other expenses such as due diligence expenses of potential new investments, from net proceeds. Our ability to achieve our investment objective may be limited to the extent that net proceeds of the funds we raise from investors, pending full investment by us in portfolio companies, are used to pay operating expenses.
Item 2. Financial Information
Management’s Discussion and Analysis of Financial Condition and Results of Operations.
     Overview
     We were incorporated under the laws of the State of Delaware on July 21, 2010. We intend to file an election to be treated as a business development company under the 1940 Act, and as a regulated investment company for federal income tax purposes. As such, we will be required to comply with various regulatory requirements, such as the requirement to invest at least 70% of our assets in “qualifying assets,” source of income limitations, asset diversification requirements, and the requirement to distribute annually at least 90% of our taxable income and tax-exempt interest. See “Item 1(c). Description of Business—Regulation as a Public Business Development Company” and “Item 1(c). Description of Business—Certain U.S. Federal Income Tax Consequences—Regulated Investment Company Classification.”
     TSL is currently in the development stage and has not commenced commercial operations. Since inception, there has been no activity other than an initial $1,000 capital contribution received from Tarrant Advisors, Inc., an affiliate of TPG and our initial shareholder, in exchange for 1,000 shares of our common stock. To date our efforts have been limited to organizational and initial operating activities, the cost of which has been borne by the Adviser and its affiliates. We have agreed to repay the Adviser for initial organization and operating costs incurred up to a maximum of $1.5 million, upon receipt of a formal commitment of external capital. In the event receipt of a formal commitment of external capital does not occur, all initial organization and operating costs will be borne by the Adviser. As there has been no formal commitment of external capital to date, no such costs have been recorded by the Company.
     Revenues
     We plan to generate revenues in the form of interest income from the debt securities we hold and dividends and capital appreciation on either direct equity investments or equity interests obtained in connection with originating loans, such as options, warrants or conversion rights. We expect most of the debt securities we will hold will be floating rate in nature. The debt we invest in will typically not be rated by any rating agency, but if it were, it is likely that such debt would be below investment grade. We intend to structure our debt investments with interest payable quarterly, semi-annually or annually, but we may structure certain investments with terms to provide for longer interest payment periods or to allow interest to be paid by adding amounts due to the principal balance of the loan, resulting in deferred cash receipts. In addition, we may also generate revenue in the form of commitment, loan origination, structuring or diligence fees, fees for providing managerial assistance to our portfolio companies, and possibly consulting fees. Certain of these fees may be capitalized and amortized as additional interest income over the life of the related loan.
     Expenses
     All of our officers are employees of TSL Advisers, LLC or of other TPG affiliated companies. We do not have any direct employees. Once we commence commercial operations, our primary operating expenses will include those related to:
•	our initial organization costs and operating costs incurred prior to the commencement of commercial activities (up to an aggregate of $1,500,000);

•	calculating individual asset values and our net asset value (including the cost and expenses of any independent valuation firms);

•	expenses, including travel expenses, incurred by the Adviser, or members of the Investment Team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing our rights;

•	the costs of the offerings of common shares and other securities, if any;

•	the Management Fee and any Incentive Fee;

•	certain costs and expenses relating to distributions paid on our shares;

•	administration fees payable under our Administration Agreement;

•	debt service and other costs of borrowings or other financing arrangements;

•	the allocated costs incurred by the Adviser in providing managerial assistance to those portfolio companies that request it;

•	amounts payable to third parties relating to, or associated with, making or holding investments;

•	transfer agent and custodial fees;

•	costs of hedging;

•	commissions and other compensation payable to brokers or dealers;

•	taxes;

•	Independent Director fees and expenses;

•	costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation of the foregoing;

•	the costs of any reports, proxy statements or other notices to our stockholders (including printing and mailing costs), the costs of any stockholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

•	our fidelity bond (as described more fully under “Item 1(c). Description of Business—Regulation as a Public Business Development Company,” below);

•	directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	indemnification payments;

•	direct costs and expenses of administration, including audit, accounting, consulting and legal costs; and

•	all other expenses reasonably incurred by us in connection with making investments and administering our business.
     In addition, we will reimburse the Adviser for the allocable portion of the compensation paid by the Adviser (or its affiliates) to the Company’s chief compliance officer and chief financial officer (based on the percentage of time such individuals devote, on an estimated basis, to the business and affairs of the Company).
     We may also enter into a credit facility or other debt arrangements to partially fund our operations, and could incur costs and expenses including commitment, origination, or structuring fees and the related interest costs associated with any amounts borrowed.
     Hedging
     We may, but are not required to, enter into interest rate or foreign exchange derivative agreements to hedge certain risks. Such hedging activities, which will be in compliance with applicable legal and regulatory requirements, may include the use of futures, options and forward contracts. We will bear the costs incurred in connection with entering into, administering and settling any such derivative contracts. There can be no assurance any hedging strategy we employ will be successful.

     Financial Condition, Liquidity and Capital Resources
     As we have not yet commenced commercial activities, the only transaction to date has been the receipt of an initial capital contribution of $1,000 from Tarrant Advisors, Inc., an affiliate of TPG and our initial shareholder, in exchange for 1,000 shares of our securities. We expect to generate cash from (1) future offerings of our common or preferred stock, (2) cash flows from operations and (3) borrowings from banks or other lenders. We will seek to enter into any bank debt, credit facility or other financing arrangements on at least customary market terms; however, we cannot assure you we will be able to do so.
     Our primary use of cash will be for (1) investments in portfolio companies and other investments to comply with certain portfolio diversification requirements, (2) the cost of operations (including paying the Adviser), (3) debt service of any borrowings and (4) cash distributions to the holders of our stock.
     Current Economic Environment
     The U.S. capital markets have been experiencing extreme volatility and disruption for more than two years, and we believe that the U.S. economy has not fully emerged from a period of recession. Disruptions in the capital markets have increased the spread between the yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. We believe these conditions may continue for a prolonged period of time or worsen in the future. A prolonged period of market illiquidity may have an adverse effect on our business, financial condition and results of operations. Unfavorable economic conditions could also increase our portfolio companies’ funding costs, limit their access to the capital markets or result in a decision by lenders not to extend credit to them. These events could limit our investment originations, limit their ability to grow, negatively impact our operating results, and delay or prevent us from launching or completing an IPO of our common stock.
     Quantitative and Qualitative Disclosures about Market Risk
     We are subject to financial market risks, including changes in interest rates. We plan to invest primarily in illiquid debt and equity securities of private companies. Most of our investments will not have a readily available market price, and we will value these investments at fair value as determined in good faith by the Board in accordance with our valuation policy. There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. See “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters—Valuation of Portfolio Securities.”
Item 3. Properties
     We maintain our principal executive office at 301 Commerce Street, Suite 3300, Fort Worth, TX 76102. We do not own any real estate. We believe that our present facilities are adequate to meet our current needs. If new or additional space is required, we believe that adequate facilities are available at competitive prices in the same area.
Item 4. Security Ownership of Certain Beneficial Owners and Management.
     In conjunction with our initial incorporation, Tarrant Advisors, Inc., an affiliate of TPG, purchased 1,000 common shares of the Company at a price of $1.00 per share as our initial capital. Effective upon the Closing and our commencement of business operations, however, no entity would be deemed to “control” us by virtue of its beneficial ownership of our securities.
Item 5. Directors and Executive Officers.
     Our Board will oversee our management. Our Board elects our officers, who will serve at the discretion of the Board. Pursuant to our Amended and Restated Certificate of Incorporation and our Bylaws, our Board will initially consist of five members, a majority of whom will be Independent Directors. The responsibilities of each director will include, among other things, the oversight of our investment activity, the quarterly valuation of our assets, and oversight of our financing arrangements. The Board will initially maintain only an audit committee and an IPO committee, but may establish additional committees in the future. Unless approved by our Board, we will not permit our executive officers or directors to serve as officers, directors or principals of entities that operate in the same or related line of business as we do, other than investment funds, if any, managed by the Adviser and its affiliates.
Board of Directors and Executive Officers
     Under our Amended and Restated Certificate of Incorporation, our directors will be divided into three classes. Each class of directors will hold office for a three-year term. However, the initial members of the three classes have initial terms of one, two and three years, respectively. At each annual meeting of our stockholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified.
     Directors
     The address for each director is c/o TPG Specialty Lending, Inc., 301 Commerce Street, Suite 3300, Fort Worth, TX 76102. Information regarding the Board is as follows:

Name	Age	Position(s)	Expiration of Term
Independent Directors:

Interested Directors:

     Executive Officers who are not Directors
     Information regarding our executive officers who are not directors is as follows:

Name	Age	Position(s)	Expiration of Term

Biographical Information
     Independent Directors

     Interested Directors

     Executive Officers who are not Directors

Committees of the Board
     Audit Committee
     The audit committee will operate pursuant to our bylaws, which we anticipate will be adopted prior to the Closing (the “Bylaws”). The Bylaws will set forth the responsibilities of the audit committee. The primary function of the audit committee is to serve as an independent and objective party to assist the Board in fulfilling its responsibilities for valuing our assets, overseeing and monitoring the quality and integrity of our financial statements, the adequacy of our system of internal controls, the review of the independence and performance of (as well as communicate openly with) our registered public accounting firm and our compliance with legal and regulatory requirements. Because of the absence of a public listing or trading market for our common stock, our Board has not designated any member of the audit committee as an “audit committee financial expert” and our audit committee is not required to be comprised of Independent Directors. However, our audit committee will be comprised solely of members who are Independent Directors.
     IPO Committee
     The Bylaws will also establish an IPO committee. The IPO committee’s primary function will be to advise the Board regarding matters relating to an IPO of the Company, including: (i) the preparation of any registration statement and prospectus in connection with an IPO, (ii) the issuance and sale of the Company’s common stock, (iii) the negotiation of the terms and conditions of any underwriting agreements relating to an IPO, (iv) the determination that all common stock is validly issued and (v) the authorization of certain of the Company’s officers to execute and deliver the documents relevant to an IPO. The IPO committee will act solely in an advisory capacity to the Board and will not be authorized to take any actions on behalf of the Board or the Company.
     Compensation Committee
     The Board does not currently intend to delegate any authority to a compensation committee because our executive officers will not receive any direct compensation from us.
Code of Ethics
     A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:
•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•	accountability for adherence to the code.
     Our Board expects to adopt a corporate code of ethics that applies to our executive officers. See “Item I(c). Description of Business—Regulation as a Business Development Company—Code of Ethics.”

Item 6. Executive Compensation.
(a) Compensation of Executive Officers
     We do not currently have any employees and do not expect to have any employees. Services necessary for our business will be provided by individuals who are employees of the Adviser or its affiliates, pursuant to the terms of our Advisory and Administration Agreements. Each of our executive officers will be an employee of the Adviser or its affiliates. Our day-to-day investment operations will be managed by the Adviser. Most of the services necessary for the origination and administration of our investment portfolio will be provided by investment professionals employed by the Adviser or its affiliates.
     None of our executive officers will receive direct compensation from us. We will reimburse the Adviser the allocable portion of the compensation paid by the Adviser (or its affiliates) to the Company’s chief compliance officer and chief financial officer (based on the percentage of time such individuals devote, on an estimated basis, to the business and affairs of the Company). Certain of our executive officers and other members of our Investment Team or our Adviser’s Investment Review Committee, through their ownership interest in or management positions with the Adviser, may be entitled to a portion of any profits earned by the Adviser, which includes amounts payable to the Adviser under the terms of our Advisory Agreement, less expenses incurred by the Adviser in performing its services under our Advisory Agreement. The Adviser may pay additional salaries, bonuses, and individual performance awards and/or individual performance bonuses to our executive officers in addition to their ownership interest.
(b) Compensation of Independent Directors
     We will pay no compensation to officers who are “interested persons” (as defined in the 1940 Act) of the Adviser or to directors other than the Independent Directors. We are authorized to pay each Independent Director the following amounts for serving as a director: (i) $75,000 ($100,000 after an IPO) per year, (ii) $2,500 for each meeting of the Board attended, (iii) $1,000 for each committee meeting of the Company attended, (iv) an additional fee of $5,000 ($7,500 after an IPO) per year for the chairman of the audit committee and (v) an additional fee of $2,500 per year for each chairman of any other committee of the Board. We are also authorized to pay the reasonable out-of-pocket expenses of each Independent Director incurred by such director in connection with the fulfillment of his or her duties as an Independent Director.
Item 7. Certain Relationships and Related Transactions, and Director Independence.
(a) Transactions with Related Persons; Review Approval or Ratification of Transaction with Related Persons
Relationship with TPG
     Our investment activities are managed by our Adviser, which is responsible for sourcing, researching and structuring potential investments, monitoring our portfolio companies and providing operating, managerial and administrative assistance to the Company and to our portfolio companies as required.
     The Adviser will be registered with the SEC as an investment adviser under the Advisers Act, and is an affiliate of TPG. TPG is also an SEC-registered investment adviser and provides investment advisory services to a number of private investment funds. However, the Adviser, and not TPG, will be responsible for providing the services to the Company described herein. In addition, TPG and its affiliates engage in a broad range of other investment activities, including pursuing investments for their own account and for the account of associated funds and providing other services to these funds and their portfolio companies.
     In addition, the Adviser or certain of its affiliates will make capital commitments to purchase shares of our common stock as of the Closing. These capital commitments will be made pursuant to subscription agreements entered into with the Company, on terms and conditions substantially the same as those offered to our other investors.
     We expect to benefit from the Adviser’s relationships with TPG, since the Adviser will have access to the contacts and industry knowledge of TPG’s investment professionals, and will also be able to consult with TPG investment professionals on specific industry issues, trends and other matters to complement our investment process. However, the Adviser and members of the Adviser’s Investment Review Committee are expected to face a number of actual and potential conflicts of interest involving the Company, TPG and other private investment funds affiliated with TPG, including conflicts in the allocation of investment opportunities among the Company and other TPG-affiliated funds as well as in their time and attention requirements to these other funds. Various potential and actual conflicts of interest may arise from the overall advisory, investment and other activities of the Adviser, its affiliates, including TPG, and their respective clients.
Allocations of Investment Opportunities
     In the ordinary course of conducting its activities, the Adviser and members of the Adviser’s Investment Review Committee are expected to encounter situations in which they must determine how to allocate investment opportunities among the Company and other investment funds affiliated with TPG. The Adviser, TOP and TPG expect, however, to first make all loan origination opportunities to middle-market borrowers (including any equity or equity-like interests connected to such opportunities) available to the Company.
     Obligations to TPG-Affiliated Funds
     Members of the Adviser’s senior management and Investment Review Committee are and will continue to be active in other investment funds affiliated with TPG that pursue investment opportunities that could overlap with those pursued by the Company. Under the agreements governing these other investment funds, such investment opportunities may be required to be offered first to these funds. While the investment strategy pursued by these funds may overlap with the investment objective pursued by the Company in certain respects, members of the Adviser’s senior management and Investment Review Committee are generally not required to offer investment opportunities in middle-market loan originations, which is the Company’s primary investment focus, to TPG’s existing funds.
     Allocation of Loan Origination Investment Opportunities
     Subject to the above, TPG intends to conduct all middle-market loan origination activities through the Company, unless it would not be permissible, advisable or otherwise suitable for the Company to pursue a particular investment opportunity. For example, certain loan origination investment opportunities may not be appropriate for the Company if they might cause the Company to violate asset coverage or concentration limitations imposed by the 1940 Act or the Code, would be ineligible for financing under the Company’s financing arrangements, pose adverse legal, regulatory or tax risks, constrain the Company’s resources to make future investments or would otherwise be inappropriate or inadvisable as an investment for the Company. TPG or TOP may in the future organize a separate investment vehicle aimed specifically at non-U.S. middle-market loan originations or other loan origination opportunities that are inappropriate for the Company. Any such loan origination opportunities not pursued by the Company may then be presented to other TPG-managed or sponsored vehicles, including vehicles managed by TOP investment professionals. In addition, upon the first to occur of (i) the fourth anniversary of the Closing, (ii) the date of a Qualified IPO and the time that at least 75% of the investors’ aggregate capital commitments have been contributed to the Company, the Adviser and its affiliates will not be contractually prohibited from acting as manager of, or the primary source of transactions for, other pooled investment funds with the same investment objective as the Company.
     Allocation of Non-Loan Origination Investment Opportunities
     While our primary focus is to generate current income and capital appreciation through direct lending to eligible portfolio companies (i.e., U.S. domiciled, middle-market issuers in which a BDC must invest at least 70% of its total assets), we also may invest up to 30% of our portfolio opportunistically in non-eligible portfolio companies. These non-eligible assets may include, among other things, debt issued by companies located outside the United States, publicly and privately traded debt and equity securities, high yield bonds and other instruments or assets (including consumer and commercial loans).
     In the event that TPG is not required to forward a particular investment opportunity to an affiliated fund, then the Company may be permitted to take up such opportunity. The decision to allocate any such opportunity as between the Company and other TPG-managed or TPG-sponsored vehicles will take into account various factors that TPG and the Adviser deem appropriate. It is possible that the Company may not be given the opportunity to participate in certain investments made by other TPG-affiliated funds that would otherwise be suitable for the Company.
     If TPG and the Adviser were to determine that an investment is appropriate both for the Company and for one or more other TPG-managed or TPG-sponsored vehicles, the Company would only be able to make any such investments subject to compliance with applicable regulations and interpretations and in accordance with the Adviser’s allocation procedures. In certain circumstances, co-investments with affiliates may be made only if the Company requests and receives an order from the SEC permitting us to do so. There can be no assurance that such an order will be obtained.
     The Adviser will also serve as our administrator. The administrator, on behalf of and at the expense of the Company, may retain one or more service providers that may also be affiliates of TPG to serve as sub-administrator, custodian, accounting agent, investor services agent, transfer agent or other service provider for the Company. Any fees paid by the Company, or indemnification obligations undertaken by the Company, in respect of the administrator and such other service providers that are TPG affiliates will be set at arm’s length and approved by the Independent Directors.
Fees
     In the course of our investing activities, we will pay Management Fees and Incentive Fees to the Adviser, incur direct expenses and will reimburse the Adviser for certain expenses it incurs. See “Item 1(c). Description of Business—General—The Investment Adviser.”
Certain Business Relationships
     Certain of the current directors and officers of the Company are directors or officers of the Adviser. See Item 7(b) below for a description of the Advisory Agreement and the Administration Agreement.
Indebtedness of Management
     None.
(b) Promoters and Certain Control Persons
     The Adviser may be deemed a promoter of the Company. The Company will enter into the Advisory Agreement and the Administration Agreement with the Adviser.
     Pursuant to the Advisory Agreement, the Adviser will act as the investment adviser to the Company and manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board, in accordance with the investment objective, policies and restrictions set forth in this Registration Statement, in accordance with all applicable federal and state laws, rules and regulations, and the Company’s certificate of incorporation and bylaws (as amended from time to time), and in accordance with the 1940 Act. In carrying out its duties as the investment adviser to the Company pursuant to the Advisory Agreement, the Adviser will:
•	determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes;

•	identify/source, research, evaluate and negotiate the structure of the investments made by the Company;

•	close and monitor the Company’s investments;

•	determine the assets that the Company will originate, purchase, retain, or sell;

•	perform due diligence on prospective portfolio companies; and

•	provide the Company with such other investment advisory, research, and related services as the Company may, from time to time, reasonably require for the investment of its funds, including providing operating and managerial assistance to the Company and its portfolio companies as required.
     We will also enter into the Administration Agreement with our Adviser, under which the Adviser will provide administrative services to us. These services will include providing office space to us, providing us with equipment and office services, maintaining our financial records, preparing reports to our stockholders and reports filed with the SEC and managing the payment of our expenses and the performance of administrative and professional services rendered to us by others. We will reimburse the Adviser for reasonable costs and expenses incurred by the Adviser in providing these services, facilities and personnel, as provided by the Administration Agreement. In addition, the Adviser is permitted to delegate its duties under the Administration Agreement to affiliates or third parties and we will reimburse the expenses of these parties incurred and paid by the Adviser on our behalf.
     Except as otherwise provided herein, the Adviser will bear all costs and expenses of its employees and any overhead incurred in connection with its duties under the Advisory Agreement and Administration Agreement and will be solely responsible for the compensation of its investment professionals and employees and all overhead expenses of the Adviser (including rent, office equipment and utilities). The Company will bear all other costs and expenses of its operations, administration and transactions, including (without limitation) those relating to:
•	our initial organization costs and operating costs incurred prior to the commencement of commercial activities (up to an aggregate of $1,500,000);

•	calculating individual asset values and our net asset value (including the cost and expenses of any independent valuation firms);

•	expenses, including travel expenses, incurred by the Adviser, or members of the Investment Team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing our rights;

•	the costs of the offerings of common shares and other securities, if any;

•	the Management Fee and any Incentive Fee;

•	certain costs and expenses relating to distributions paid on our shares;

•	administration fees payable under our Administration Agreement;

•	debt service and other costs of borrowings or other financing arrangements;

•	the allocated costs incurred by the Adviser in providing managerial assistance to those portfolio companies that request it;

•	amounts payable to third parties relating to, or associated with, making or holding investments;

•	transfer agent and custodial fees;

•	costs of hedging;

•	commissions and other compensation payable to brokers or dealers;

•	taxes;

•	Independent Director fees and expenses;

•	costs of preparing financial statements and maintaining books and records and filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation of the foregoing;

•	the costs of any reports, proxy statements or other notices to our stockholders (including printing and mailing costs), the costs of any stockholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

•	our fidelity bond (as described more fully under “Item 1(c). Description of Business—Regulation as a Public Business Development Company,” below);

•	directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	indemnification payments;

•	direct costs and expenses of administration, including audit, accounting, consulting and legal costs; and

•	all other expenses reasonably incurred by us in connection with making investments and administering our business.
Furthermore, the Company will reimburse the Adviser for the allocable portion of the compensation paid by the Adviser (or its affiliates) to the Company’s chief compliance officer and chief financial officer (based on the percentage of time such individuals devote, on an estimated basis, to the business and affairs of the Company).
     The Adviser, for its services to the Company, will be entitled to receive fees as described under “Item 1(c). Description of Business—General—Advisory Agreement; Administration Agreement; License Agreement.”
     Under the Advisory Agreement, the Company expects, to the extent permitted by applicable law and in the discretion of the Board, to indemnify the Adviser and certain of its affiliates, as described under “Item 1(c). Description of Business—General—Advisory Agreement; Administration Agreement; License Agreement.”
     We anticipate that both the Advisory Agreement and the Administration Agreement will be approved by our Board prior to or contemporaneously with the Closing. Unless earlier terminated as described below, both the Advisory Agreement and the Administration Agreement will remain in effect for a period of two years from such approval and will remain in effect from year to year thereafter if approved annually by (i) the vote of our Board, or by the vote of a majority of our outstanding voting securities, and (ii) the vote of a majority of our Independent Directors. The Advisory Agreement and the Administration Agreement will automatically terminate in the event of assignment. See “Item 1A. Risk Factors—Risks Relating to Our Business and Structure—We will be dependent upon management personnel of the Adviser for our future success.”
     Notwithstanding the foregoing, the Advisory Agreement and the Administration Agreement may be terminated at any time, without the payment of any penalty, upon sixty (60) days’ written notice, provided that such termination will be directed or approved by the vote of a majority of the outstanding voting securities of the Company, by the vote of the Company’s directors, or by the Adviser. The Advisory Agreement will also immediately terminate in the event of its assignment. If the Advisory Agreement is terminated according to this paragraph, the Company will pay the Adviser a pro-rated portion of the Management Fee and Incentive Fee.
     The Company will engage at its own expense a firm acceptable to the Company and the Adviser to determine the maximum reasonable fair value as of the termination date of the Company’s consolidated assets (assuming each asset is readily marketable among institutional investors without minority discount and with an appropriate control premium for any control positions and ascribing an appropriate net present value to unamortized organizational and offering costs and going concern value).

Item 8. Legal Proceedings
     We are not currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us. From time to time, we may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under loans to or other contracts with our portfolio companies. While the outcome of these legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.
Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters
Market Information
     Until an IPO, our outstanding common stock will be offered and sold in transactions exempt from registration under the 1933 Act under section 4(2) and Regulation D. See “Item 10. Recent Sales of Unregistered Securities” for more information. There is currently no public market for our common stock, nor can we give any assurance that one will develop.
     Because shares of our common stock are being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our common shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) our consent is granted, and (ii) the common shares are registered under applicable securities laws or specifically exempted from registration (in which case the stockholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the common shares until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the common shares may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the common shares and to execute such other instruments or certifications as are reasonably required by us.
Holders
     Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of the Company’s common stock.
Valuation of Portfolio Securities
     We will determine the net asset value per share of our common stock quarterly. The net asset value per share is equal to the value of our total assets minus liabilities and any preferred stock outstanding divided by the total number of shares of common stock outstanding. At present, we do not have any preferred stock outstanding.
     Investments are valued at the end of each fiscal quarter. Substantially all of our investments are expected to be in loans that do not have readily ascertainable market prices. Assets that are not publicly traded or whose market prices are not readily available are valued at fair value as determined in good faith by the valuation committee of our Adviser and reviewed by the audit committee of our Board. Pursuant to a letter agreement, the Company has retained Duff & Phelps, a global independent provider of financial advisory and investment banking services, to assist the Board by performing certain limited third-party valuation services. In connection with that determination, investment professionals from the Adviser will prepare portfolio company valuations using sources and/or proprietary models depending on the availability of information on our assets and the type of asset being valued, all in accordance with our valuation policy. The participation of the Adviser in our valuation process could result in a conflict of interest, since the Management Fee is based in part on our gross assets.
     Because fair valuations, and particularly fair valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based to a large extent on estimates, comparisons and qualitative evaluations of private information, our determinations of fair value may differ materially from the values that would have been determined if a ready market for these securities existed. This could make it more difficult for investors to value accurately our portfolio investments and could lead to undervaluation or overvaluation of our common shares. In addition, the valuation of these types of securities may result in substantial write-downs and earnings volatility.
Dividends
     We generally intend to distribute, out of assets legally available for distribution, substantially all of our available earnings, on a quarterly basis, as determined by our board of directors in its discretion.
     We will reinvest dividends on behalf of those investors that do not elect to receive their dividends in cash. An investor may elect to receive its entire dividend in cash by notifying the Adviser in writing no later than 10 days prior to the record date for dividends to investors.
Reports to Stockholders
     We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent registered public accounting firm. Additionally, we intend to continue to comply with the periodic reporting requirements of the 1934 Act.
Item 10. Recent Sales of Unregistered Securities
     On December 21, 2010, we issued and sold 1,000 shares of common stock at an aggregate purchase price of $1,000 to Tarrant Advisors, Inc., an affiliate of TPG. These shares were issued and sold in reliance upon the available exemptions from registration requirements of Section 4(2) of the Securities Act. Prior to or concurrently with the adoption of the Amended and Restated Certificate of Incorporation, the Company expects to redeem these shares at cost and sell a number of its shares pursuant to the Private Offering.
Item 11. Description of Registrant’s Securities to be Registered
Description of our Shares
     General.
     Under the terms of our certificate of incorporation as currently in effect, our authorized capital stock consists solely of 10,000 shares of common stock, par value $0.01 per share, of which 1,000 shares were outstanding as of January 14, 2011, and 100,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were outstanding as of January 14, 2011. Prior to or concurrently with the adoption of the Amended and Restated Certificate of Incorporation, the Company expects to redeem these shares at cost and sell a number of its shares pursuant to the Private Offering. Under the terms of our Amended and Restated Certificate of Incorporation, our authorized capital stock will consist solely of 100,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. There is currently no market for our common stock, and we can offer no assurance that a market for our shares will develop in the future.
     Common Stock.
     Under the terms of our Amended and Restated Certificate of Incorporation, holders of common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders, and holders of common stock will not have cumulative voting rights. Accordingly, subject to the rights of any outstanding preferred stock, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock will be entitled to receive proportionately any dividends declared by our Board, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and will be subject to the prior rights of any outstanding preferred stock. Each share of common stock will entitle the holder to a preemptive right, for a period of thirty days, to subscribe for any shares of preferred stock (including rights to purchase shares of preferred stock or securities convertible into, or exchangeable for, shares of preferred stock) that the Company proposes to issue. Holders of common stock will have no redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock that we may designate and issue in the future. In addition, holders of our common stock may participate in our dividend reinvestment plan.
     Preferred Stock.
     Under the terms of our Amended and Restated Certificate of Incorporation, our Board will be authorized to issue shares of preferred stock in one or more series without stockholder approval. The Board will have discretion to establish the number of shares to be included in each such series and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations, or restrictions thereof. The 1940 Act limits our flexibility as to certain rights and preferences of the preferred stock that our Amended and Restated Certificate of Incorporation may provide and requires, among other things: (i) immediately after issuance and before any distribution is made with respect to common stock, we must meet a coverage ratio of total assets to total senior securities, which include all of our borrowings and our preferred stock, of at least 200%; and (ii) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as dividends on the preferred stock are unpaid in an amount equal to two full years of dividends on the preferred stock. The features of the preferred stock will be further limited by the requirements applicable to RICs under the Code. The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with providing leverage for our investment program, possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.
Transferability of Shares
     Unless and until an IPO, our common shares will not be registered under the 1933 Act. The common shares are exempt from registration requirements pursuant to Section 4(2) of and Regulation D under the 1933 Act.
     Because our common shares will be acquired by investors in one or more transactions “not involving a public offering,” they will be “restricted securities” and may be required to be held indefinitely. Our common shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) our consent is granted, and (ii) the common shares are registered under applicable securities laws or specifically exempted from registration (in which case the stockholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the common shares until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the common shares may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the common shares and to execute such other instruments or certifications as are reasonably required by us.
Dissolution of the Company
     Prior to an IPO of our common stock that may occur, if our Board determines that there has been a significant adverse change in our regulatory or tax treatment or that of our stockholders that, in our Board’s judgment makes it inadvisable for the Company to continue in its present form, then our Board will endeavor to restructure or change the form of the Company to preserve (insofar as possible) the overall benefits previously enjoyed by stockholders as a whole or, if our Board determines it appropriate (and subject to any necessary stockholder approvals and applicable requirements of the 1940 Act), (i) cause the Company to change its form and/or jurisdiction of organization or (ii) wind down and/or liquidate and dissolve the Company.

     If we have not consummated an IPO of our common stock within six years following the Closing, then our Board (subject to any necessary stockholder approvals and applicable requirements of the 1940 Act) will use its best efforts to wind down and/or liquidate and dissolve the Company.
     In the event of and upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities and subject to the prior rights of any outstanding preferred shares, our remaining net assets will be distributed among holders of our common shares equally on a per share basis. For the purposes of this paragraph, a merger or consolidation of the Company with or into any other corporation or other entity, or a sale or conveyance of all or any part of our property or assets will not be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary.
Delaware Law and Certain Charter and Bylaw Provisions; Anti-Takeover Measures
     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with “interested stockholders” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions (including an exception for our Adviser and certain of its affiliates), an “interested stockholder” is a person who, together with his affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock. Our Amended and Restated Certificate of Incorporation and Bylaws will provide that:
•	the Board be divided into three classes, as nearly equal in size as possible, with staggered three-year terms;

•	directors may be removed only for cause by the affirmative vote of 75% of the holders of our capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class; and

•	subject to the rights of any holders of preferred stock, any vacancy on the Board, however the vacancy occurs, including a vacancy due to an enlargement of the Board, may only be filled by vote a majority of the directors then in office.
     The classification of our Board and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us.
     Our Bylaws will also provide that:
•	any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting; and

•	special meetings of the stockholders may only be called by our Board of Directors, Chairman, or Chief Executive Officer.
     Our Bylaws provide that, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting.
     Delaware’s corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our certificate of incorporation requires the affirmative vote of at least 75% of the holders of our capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class, to amend certain specified provisions of the certificate relating to our Board, limitation of liability, indemnification procedures, and amendments to our certificate of incorporation.
     Our Amended and Restated Certificate of Incorporation will permit our Board to amend or repeal our Bylaws: our Bylaws generally can be amended or repealed by approval of at least 75% of the total number of authorized directors then in office. Additionally, our stockholders have the power to adopt, amend or repeal our Bylaws, upon the affirmative vote of at least 75% of the holders of our capital stock then outstanding and entitled to vote on any matter.
Anti-Takeover Provisions
     Our Amended and Restated Certificate of Incorporation will include provisions that could have the effect of limiting the ability of other entities or persons to acquire control of us or to change the composition of our Board. This could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control over us. Such attempts could have the effect of increasing our expenses and disrupting our normal operation. One of these provisions is that our Board will be divided into three classes, with the term of one class expiring at each annual meeting of stockholders. At each annual meeting, one class of directors is elected to a three-year term. This provision could delay for up to two years the replacement of a majority of the Board. A director may be removed from office by the affirmative vote of 75% of the holders of our capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class.
     In addition, our Amended and Restated Certificate of Incorporation will require the favorable vote of a majority of our Board followed by the favorable vote of the holders of at least 75% of our outstanding shares of each affected class or series, voting separately as a class or series, to approve, adopt or authorize certain transactions with 10% or greater holders of a class or series of shares and their associates, unless the transaction has been approved by at least 80% of our directors, in which case “a majority of the outstanding voting securities” (as defined in the 1940 Act) will be required. For purposes of these provisions, a 10% or greater holder of a class or series of shares, or a principal stockholder, refers to any person who, whether directly or indirectly and whether alone or together with its affiliates and associates, beneficially owns 10% or more of the outstanding shares of our voting securities.
     The 10% holder transactions subject to these special approval requirements are: the merger or consolidation of us or any subsidiary of ours with or into any principal stockholder; the issuance of any of our securities to any principal stockholder for cash, except pursuant to any automatic dividend reinvestment plan or rights offering in which the holder does not increase its percentage of voting securities or pursuant to any subscription agreement by and among the Company, the Adviser and such principal stockholder; the sale, lease or exchange of all or any substantial part of our assets to any principal stockholder, except assets having an aggregate fair market value of less than 5% of our total assets, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period; or the sale, lease or exchange to us or any subsidiary of ours, in exchange for our securities, of any assets of any principal stockholder, except assets having an aggregate fair market value of less than 5% of our total assets, aggregating for purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period.
     To convert us to an open-end investment company, to merge or consolidate us with any entity or sell all or substantially all of our assets to any entity in a transaction as a result of which the governing documents of the surviving entity do not contain substantially the same anti-takeover provisions as are provided in our certificate of incorporation, to liquidate and dissolve us other than in connection with a qualifying merger, consolidation or sale of assets or to amend any of the provisions discussed herein, our certificate of incorporation requires the favorable vote of a majority of our Board followed by the favorable vote of the holders of at least 75% of our outstanding shares of each affected class or series of our shares, voting separately as a class or series, unless such amendment has been approved by at least 80% of our directors, in which case “a majority of the outstanding voting securities” (as defined in the 1940 Act) shall be required. If approved in the foregoing manner, our conversion to an open-end investment company could not occur until 90 days after the stockholders meeting at which such conversion was approved and would also require at least 30 days prior notice to all stockholders. As part of any such conversion to an open-end investment company, substantially all of our investment policies and strategies and portfolio would have to be modified to assure the degree of portfolio liquidity required for open-end investment companies. In the event of conversion, the common shares would cease to be listed on any national securities exchange or market system. Stockholders of an open-end investment company may require the company to redeem their shares at any time, except in certain circumstances as authorized by or under the 1940 Act, at their net asset value, less such redemption charge, if any, as might be in effect at the time of a redemption. You should assume that it is not likely that our Board would vote to convert us to an open-end fund.
     A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company. For the purposes of calculating “a majority of the outstanding voting securities” under our certificate of incorporation, each class and series of our shares will vote together as a single class, except to the extent required by the 1940 Act or our certificate of incorporation, with respect to any class or series of shares. If a separate class vote is required, the applicable proportion of shares of the class or series, voting as a separate class or series, also will be required.
     Our Board has determined that provisions with respect to the Board and the stockholder voting requirements described above, which voting requirements are greater than the minimum requirements under Delaware law or the 1940 Act, are in the best interest of stockholders generally. Reference should be made to our certificate of incorporation on file with the SEC for the full text of these provisions.
Item 12. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such person under certain circumstances for liabilities, including reimbursement for expenses, incurred arising under the Securities Act. Our Amended and Restated Certificate of Incorporation and Bylaws will provide that the Company will indemnify its directors and officers to the fullest extent authorized or permitted by law and such right to indemnification will continue as to a person who has ceased to be a director or officer of the Company and will inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Company will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred will include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.
     So long as we are regulated under the 1940 Act, the above indemnification is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct.
     The Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred to directors and officers of the Company. The rights to indemnification and to the advance of expenses are subject to the requirements of the 1940 Act to the extent applicable. Any repeal or modification of our Amended and Restated Certificate of Incorporation by the stockholders of the Company will not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Company existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
     Under the Advisory Agreement, the Company may, to the extent permitted by applicable law, in the discretion of the Board, indemnify the Adviser and certain of its affiliates, as described under “Item 1(c). Description of Business—General—Advisory Agreement; Administration Agreement; License Agreement.”

Item 13. Financial Statements and Supplementary Data
We set forth below a list of our audited financial statements included in this Registration Statement.
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
     There are not and have not been any disagreements between the Company and its accountant on any matter of accounting principles, practices, or financial statement disclosure.
Item 15. Financial Statements and Exhibits
(a) List separately all financial statements filed
     The financial statements included in this Registration Statement are listed in Item 13 and commence on page F-3.
(b) Exhibits

Exhibit Index

3.1	Certificate of Incorporation, as currently in effect

3.2	Form of Amended and Restated Certificate of Incorporation, expected to be effective upon effectiveness of this Registration Statement

3.3	Form of Bylaws, expected to be effective upon effectiveness of this Registration Statement

4.1	Form of Subscription Agreement to be entered into between the Company, the Adviser, and certain other persons in connection with the Private Offering

10.1	Form of Advisory Agreement between the Company and the Adviser

10.2	Form of Administration Agreement between the Company and the Adviser

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TPG Specialty Lending, Inc.
By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Vice President and Secretary

Date: January 14, 2011

Report of Independent Registered Public Accounting Firm
The Stockholder
TPG Specialty Lending, Inc.:
We have audited the accompanying balance sheet of TPG Specialty Lending, Inc. (a development stage company) as of December 31, 2010. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.
In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of TPG Specialty Lending, Inc. (a development stage company) as of December 31, 2010, in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
Fort Worth, Texas
January 14, 2011

TPG Specialty Lending, Inc.
(A Development Stage Company)
Balance Sheet

As of December 31, 2010

Assets

Cash and cash equivalents	$1,000

Total Assets	$1,000

Net Assets

Commitments and Contingencies (Note 3)

Net Assets
Preferred shares, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	$—
Common shares, $0.01 par value; 10,000 shares authorized; 1,000 shares issued and outstanding	10
Additional paid-in capital	990

Total Net Assets	$1,000

Net Asset Value Per Share	$1
The accompanying notes are an integral part of this Balance Sheet.

TPG Specialty Lending, Inc.
(A Development Stage Company)
Notes to Balance Sheet
(1) Organization and Basis of Presentation
Organization
     TPG Specialty Lending, Inc. (“TSL” or the “Company”) is a Delaware corporation formed on July 21, 2010. The Company was formed primarily to lend to, and selectively invest in, middle-market companies in the United States. As of December 31, 2010, no operations other than the sale and issuance of 1,000 shares of common stock at an aggregate purchase price of $1,000 to Tarrant Advisors, Inc., an affiliate of TPG, have occurred. TSL intends to be managed by TSL Advisers, LLC (the “Adviser”). No management fees will be paid to the Adviser until commencement of commercial activities.
Development Stage Company
     The Company is a development stage company as defined by ASC 915-10-05, “Development Stage Entity”. The Company is still devoting substantially all of its efforts to establishing the business and its planned principal operations have not commenced.
Basis of Presentation
     The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America.
Fiscal Year End
     The Company’s fiscal year ends on December 31.
(2) Summary of Significant Accounting Policies
     Use of Estimates
     The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates could differ from those estimates and such differences could be material.
     Cash and Cash Equivalents
     Cash and cash equivalents consist of demand deposits and highly liquid investments (e.g. money market funds, U.S. treasury notes) with original maturities of three months or less. Cash and cash equivalents are carried at cost which approximates fair value. The Company places its cash and cash equivalents with financial institutions.
     Income Taxes
     The Company intends to file an election to be treated as a Business Development Company under the Investment Company Act of 1940, as amended. The Company also intends to elect to be treated as a Registered Investment Company (RIC) under Subchapter M of the Internal Revenue Code of 1986, as amended, for the taxable year ending December 31, 2011. So long as the Company maintains its status as a RIC, it generally will not pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that it distributes at least annually to its stockholders as dividends. Rather, any tax liability related to income earned by TSL represents obligations of the Company’s investors and will not be reflected in the financial statements of the Company.

     New Accounting Standards
     Management does not believe any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statement.
(3) Commitments and Contingencies
     Initial organization and operating costs will be borne by the Company up to a maximum amount of $1.5 million upon receipt of a formal commitment of external capital. Any initial organization and operating costs in excess of $1.5 million will be borne by the Adviser. In the event receipt of a formal commitment of external capital does not occur, initial organization and operating costs incurred will be borne by the Adviser. As there has been no formal commitment of external capital as of the date of issuance of this balance sheet, no such costs have been recorded by the Company.
(4) Net Assets
     In connection with its formation, the Company has the authority to issue 10,000 common shares at $0.01 per share par value. The Company has the authority to issue 100,000,000 preferred shares at $0.01 per share par value. The Company’s preferred shares are non-convertible.
     On December 21, 2010, the Company issued 1,000 common shares for $1,000 to Tarrant Advisors, Inc., an affiliate of TPG. The Company has not had any other equity transactions.
(5) Subsequent Events
     There have been no subsequent events that require recognition or disclosure through January 14, 2011, the date that the financial statement was available to be issued.